UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Securities Exchange Act of 1934

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KLX ENERGY SERVICES HOLDINGS, INC.

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KLX Energy Services Holdings, Inc.

3040 Post Oak Boulevard, 15th Floor

Houston, Texas 77056

(832) 844-1015

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of KLX Energy Services Holdings, Inc.:

Notice is hereby given that KLX Energy Services Holdings, Inc. (“KLXE” or the “Company”) will hold its 2021 Annual Meeting of Stockholders (including any adjournment or postponement thereof, the “Annual Meeting”) virtually at www.meetingcenter.io/285361143, on June 8, 2021. The Annual Meeting will begin at approximately 9:00 A.M., Central Daylight Time. If you were a KLXE stockholder as of the close of business on Monday, April 19, 2021, the record date for the Annual Meeting set by the Board of Directors of the Company (the “Board”), you are entitled to notice of and to vote at the Annual Meeting.

The Annual Meeting is being held for the following purposes:

(1)	To elect two Class III Directors, each for a term that expires at the 2024 Annual Meeting of Stockholders and until his successor is duly elected or qualified;

(2)	To ratify the appointment of Deloitte & Touche LLP to serve as the Company’s independent auditor for the fiscal year ending January 31, 2022; and

(3)	To take action as appropriate upon such other matters that may be properly presented at the Annual Meeting or at any and all adjournments or postponements thereof.

These proposals are further described, and comprehensive information provided to enable a full and fair evaluation, in the accompanying Proxy Statement, which is being furnished to you in connection with the solicitation by the Board of proxies to be voted at the Annual Meeting.

This Notice of Annual Meeting of Stockholders and Proxy Statement and form of proxy are being distributed and made available beginning on or around May 12, 2021.

Your vote is important to us. Regardless of the number of shares that you own, it is important that your shares are represented at the Annual Meeting, as a quorum of the stockholders must be present, either in person or represented by proxy, in order to conduct the Annual Meeting.

Thank you for your continued support of the Company. We look forward to your participation at our virtual Annual Meeting.

By order of the Board of Directors,

/s/ Max L. Bouthillette

MAX L. BOUTHILLETTE

Executive Vice President, General Counsel, Chief Compliance Officer and Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 8, 2021.

The Company’s Notice of Annual Meeting, Proxy Statement and 2020 Annual Report are available on the Internet at www.edocumentview.com/KLXE.

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CEO’S LETTER TO STOCKHOLDERS

Dear Fellow Stockholders:

As I write my first stockholder letter to you as President and CEO of KLX Energy Services Holdings, Inc. (“KLXE”), I would like to thank the Board of Directors, our team and every individual that assisted in the rapid integration of the merger of KLXE and Quintana Energy Services Inc. (“QES”) in the face of unprecedented challenges of both the macro energy backdrop and COVID-19 pandemic.

I am proud to be the President and CEO of KLXE and a part of the energy industry. KLXE is a critical provider of technologically advanced solutions that drive efficiencies across the industry. The competitive drive, ingenuity, and technological advancements of our industry have continued to reduce the costs associated with drilling, completing, and maintaining production in oil and gas wells—and the KLXE competitive drive continues to fuel a crucial component of every American’s daily life.

The oilfield services (“OFS”) industry, and KLXE in particular, managed the COVID-19 pandemic as well as any industry in America. For our industry personnel, “working remotely” meant something entirely different than staying at home: it meant working on drilling rigs, in data vans and control rooms, weeks at a time away from family, and collaborating with other third-party contractors. As part of America’s “essential workers,” KLXE’s talented field personnel safely performed their jobs under extremely difficult working conditions throughout the pandemic amid the added emotions of worrying about the health of their families and loved ones back home. For all of these reasons, I would like to extend a heartfelt “Thank You” to our valued team members.

Fiscal 2020 was a year of challenges for the industry and KLXE; however, despite the unprecedented market conditions we were able to rise above the hardships and become a stronger company in the process. In 2020, we executed a transformative merger and aligned our organization accordingly. Looking back on the year, we accomplished a lot in a short period of time, including the following financial and operational achievements:

•	Realigned our cost structure to improve the Company’s financial profile and competitive positioning;

•	Exited the year approaching breakeven Adjusted EBITDA;[1]

•	Quickly identified and integrated the QES merger realizing associated synergies—achieving approximately $46 million in savings, above our previous forecast;

•

Executed on the integration plan by restructuring our organization and internal processes, leveraging our competitive position within our existing footprint, diversifying and cross selling our proprietary capabilities, and expanding our client base and services;

•	Streamlined the organization by idling and rationalizing 20 facilities to date; and

•	Implemented numerous efficiency improvement initiatives and key performance indicators to track progress against our strategy, goals and objectives.

Merger with Quintana Energy Services

KLXE’s merger with QES, which was completed in July 2020, created an integrated drilling, completion, and production solutions provider with a broad suite of asset-light services across all major US basins. The merger enhanced KLXE’s already outstanding personnel, comprehensive asset and customer bases, and is supported by a significant and growing portfolio of proprietary technologies. We created an industry leading product service line

[1]

We define Adjusted EBITDA as net earnings (loss) before interest, taxes, depreciation and amortization, further adjusted for (i) goodwill and/or long-lived asset impairment charges, (ii) stock-based compensation expense, (iii) restructuring charges, (iv) transaction and integration costs related to acquisitions and (v) other expenses or charges to exclude certain items that we believe are not reflective of ongoing performance of our business. See “Appendix A” for further detail.

offering with material upside to our historical performance, including annual cost saving synergies of approximately $46 million and a strong liquidity profile with over $47 million of cash and approximately $82 million of total liquidity as of January 31, 2021.

I have made it a priority to visit our locations where I met loyal, talented, and experienced people who are committed to customer service while achieving the highest standard of safety in the industry. I am honored to have the opportunity to lead an outstanding team and organization as we begin a new chapter for KLXE.

Industry Trends

The exploration and production (“E&P”) landscape continues to consolidate and our customers have reprioritized their objectives, now focusing on capital discipline and returns rather than production growth. This focus has meant that operators have only marginally begun to ramp activity and as a result, the service industry is currently running at less than half the activity levels seen roughly a year-and-a-half ago and equipment capacity remains oversupplied in every service line. This creates a unique paradigm whereby OFS pricing is unsustainable and is now one of the greatest challenges to the sector. The OFS industry has already thoroughly streamlined its cost structure over an extended downcycle and pricing simply cannot be reduced further, and, therefore, pricing must increase for OFS sustainability.

E&P operators are consolidating at a more rapid pace than our counterparts in the oilfield service space, which means there will ultimately be a smaller universe of operators controlling larger positions within key petroleum basins and with a centralized supply chain management infrastructure. This will drive a continued shift in rig count and completions activity with the larger operators taking a larger share of the overall onshore activity base. It is also likely that we will see our customers make a greater push towards environmental, social and governance (“ESG”) initiatives, with operators increasingly incorporating ESG into its vendor selection process.

Ready for the Recovery

We believe KLXE is well positioned with the right technology, safety record, and service offerings to successfully work for all operators. To strengthen our foundation for success, we have worked to position the Company for the future. Our realigned cost structure improved our financial profile and competitive positioning to make KLXE a leaner and more nimble company. The addition of QES’ directional drilling exposure gives KLXE early insight into operators that are actively adding rigs. Our expanded coiled tubing fleet provides further scale to pull thru-downhole tools as does the addition of the QES rig assisted snubbing business. And our rentals and downhole products business provides substantial exposure to the production end market. Lastly, our balanced approach to serving all of the most productive oil and gas basins provides timely exposure to both markets.

Strong Prospects for KLXE’s Future

This is an exciting time for KLXE and we believe we have every reason to look to the future with confidence. We believe the merger with QES enhances our ability to further the industry’s consolidation by creating a larger platform from which to provide services to E&P operators. Given the extensive number of subscale North American oilfield service companies, KLXE is well positioned to pursue additional value-creating consolidation opportunities by targeting strategic acquisitions that support our growth and add meaningful value, efficiencies and synergies. Additionally, we have a team with a proven track record of swiftly and successfully integrating OFS platforms and continuously evaluate consolidation and other deleveraging opportunities.

On the technology front, we have successfully integrated the QES directional drilling technology team with the legacy KLXE downhole products team. This fusion creates near- and long-term opportunities to advance digital automation and real-time monitoring of surface and downhole tools and streamlines the supply chain of our thru-tubing tools business. We anticipate that these initiatives will drive safety, further efficiencies, and reduce costs across a number of our product lines, including supporting internal and external ESG initiatives.

On the safety front we are extremely proud that our 2020 safety performance yielded an all-time low total recordable incident rate of 0.57, continuing an improvement in each of the past five years. We believe that our implementation of additional real-time monitoring solutions will provide us with the opportunity to predict downhole failures and, as a result, reduce in-person interaction with dangerous job functions which will further improve our industry leading safety metrics.

Lastly, while it can be difficult, and costly, to quantify the true value-add and ESG benefit associated with the efficiency gains specifically associated with our services we believe they are material. Consider as an example, our directional drilling business in the past few years successfully reduced the number of drilling days by 60% or more for the leading domestic oil and gas producers in certain basins. We believe that in addition to the previously mentioned digital and real-time monitoring safety advantages, that these initiatives will also support ESG statistics via further efficiencies and improved asset longevity. Additionally, our latest generation dissolvable plugs are gaining market share resulting in less drill-out time on plugs and quicker time to production.

In preparation for the recovery, we have worked hard to strategically position ourselves to maintain and capture market share in what we expect will be a more robust activity period over the next few years.

While we anticipate that asset rationalization will continue, we believe the improving OFS market will drive marginally improved realized pricing for underutilized and obsolete assets relative to 2020 prices. In a market like this, we believe it is prudent to continuously look for opportunities to streamline our asset base.

The KLXE management team has wealth of experience and expertise to drive growth and shareholder value. With a strong balance sheet, ample liquidity and no near-term debt maturities, preserving cash and liquidity remains a priority in addition to maintaining the high level of service quality and safety our customers have come to expect from KLXE.

In Closing

We believe KLXE remains strongly levered to a broader market recovery due to our outsized operating leverage attributable to our successful integration of QES, proactive cost reduction actions, and strategic realignment completed in 2020. Our asset base enables us to provide a wealth of cost-effective solutions to serve new and existing customers as they look to ramp-up activity. As a premier provider of drilling, completion, production, and intervention solutions, we believe KLXE will continue to focus on operational excellence across its diverse product and service portfolio.

Finally, thank you to our employees who have been critical in KLXE executing and achieving our strategic goals as we navigated these challenging times. Their efforts have enabled KLXE to successfully adapt to the new realities of the market and execute a milestone transaction that made us a stronger company, both operationally and financially. We will continue to stand firm on our core values and provide superior service to our clients.

On behalf of our Board of Directors, management team, and valued employees, thank you for your continued support of KLX Energy Services.

Sincerely,

Christopher J. Baker

President and Chief Executive Officer

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements to encourage companies to provide prospective information to investors. This Proxy Statement includes forward-looking statements that reflect our current expectations and projections about our future results, performance and prospects. Forward-looking statements include all statements that are not historical in nature or are not current facts. When used in this Proxy Statement, the words “believe,” “expect,” “plan,” “intend,” “anticipate,” “estimate,” “predict,” “potential,” “continue,” “may,” “might,” “should,” “could,” “will” or the negative of these terms or similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on our current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. These forward-looking statements are subject to a number of risks, uncertainties, assumptions and other factors that could cause our actual results, performance and prospects to differ materially from those expressed in, or implied by, these forward-looking statements, including, but are not limited to, risks and uncertainties listed in our filings with the U.S. Securities and Exchange Commission, including our Current Reports on Form 8-K that we file from time to time, Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise, except as required by law.

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OUR COMMITMENTS

WHO WE ARE

AND HOW WE WORK.

OUR BUSINESS FOCUS AND

HOW WE MOVE FORWARD.

PERFORMANCE

Our customers have a choice, and how we perform determines whether they choose us. We aim high, set ambitious goals and deliver superior results, and we use customer feedback to recalibrate as necessary. We move quickly but make well-reasoned decisions because our future depends on them.

OPPORTUNITY

Our employees’ ideas and inspiration create opportunities everywhere, and without limits. We strive to continuously improve all aspects of what we do as a company and as individuals. We support and pursue lifelong learning and to expand our knowledge and capabilities and to engage with the world outside KLXE. We take prudent risks, we experiment, we cooperate with each other and, importantly, we learn from the consequences of our actions.

RESULTS

We believe KLXE is a preferred investment because we set aggressive targets and always strive to outperform our goals. We communicate honestly and forthrightly to investors, and strive to deliver consistently against our communicated goals. We are a company of realists and optimists and we believe we project these values in everything we do.

INNOVATION

We are a company of ideas that are nurtured by a commitment to continuous improvement and product and service enhancements. Our prior achievements inspire us to reach for excellence in everything we do. We seek and share ideas openly and encourage diversity of experience and opinion.

RESPONSIBILITY

We believe we maintain the highest ethical, environmental and safety standards and we encourage and celebrate our employees’ active participation in achieving these goals.

PROXY STATEMENT SUMMARY

This summary highlights selected information in this Proxy Statement. Please review the entire Proxy Statement and the 2020 Annual Report before voting. Our fiscal year ends on January 31st of each year, therefore as used in this report we refer to “Fiscal 2020” or “2020” as the year ended January 31, 2021. We refer to the period beginning July 28, 2020 through January 31, 2021 as the “Transition Period.”

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 and are therefore permitted to provide less disclosure about our executive compensation arrangements than is generally required for other public companies. We are also not required to provide our stockholders with the opportunity to vote on certain executive compensation matters on a non-binding advisory basis. We have elected to use these scaled disclosure requirements available to us as an emerging growth company and are not soliciting stockholder votes on our executive compensation.

This Proxy Statement contains information related to the KLX Energy Services Holdings, Inc. (“KLXE” or the “Company”) 2021 Annual Meeting of Stockholders (the “Annual Meeting”). We are providing the foregoing Notice of Annual Meeting of Stockholders, this Proxy Statement and the enclosed Proxy Card, together with the Company’s 2020 Annual Report to Stockholders, which includes the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2021 (collectively the “Proxy Materials”), to stockholders in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board”) for use at the Annual Meeting.

On or around May 12, 2021, we will begin mailing our Proxy Materials to the beneficial owners of our common stock and stockholders of record entitled to notice of and to vote at the Annual Meeting. We have also made the Proxy Materials available free of charge on our website at www.KLXEnergy.com. Any information contained on or available through our website is not a part of, or incorporated into, this Proxy Statement and you should not consider it a part of the Proxy Materials. Interested parties may also obtain an electronic or printed copy of the Proxy Materials, free of charge, by sending a written request to KLX Energy Services Holdings, Inc. at 3040 Post Oak Boulevard, 15th Floor, Houston, TX 77056, Attn: Corporate Secretary, or by emailing investors@klxenergy.com.

MATTERS TO BE VOTED ON AT THE ANNUAL MEETING

The Annual Meeting is being held for the following purposes:

(1)	To elect two Class III Directors, each for a term that expires at the 2024 Annual Meeting of the Stockholders and until his successor is duly elected or qualified;

(2)	To ratify the appointment of Deloitte & Touche LLP to serve as the Company’s independent auditor for the fiscal year ending January 31, 2022; and

(3)	To take action as appropriate upon such other matters that may be properly presented at the Annual Meeting or at any and all adjournments or postponements thereof.

VOTING YOUR SHARES

Stockholders as of the record date of April 19, 2021, are entitled to vote. As of April 19, 2021, there were 8,835,686 shares of KLXE common stock outstanding and each share of the Company’s common stock is entitled to one vote for each director nominee and one vote for each of the other proposals. Stockholders of record may vote their shares virtually during the Annual Meeting or before the Annual Meeting by using any of the following methods:

By Internet	By Mail	By Phone
Visit www.investorvote.com/KLXE	Complete, sign and date the Proxy Card and return the Proxy Card in the prepaid envelope	Call toll free 1-800-652-8683

For additional information on attending the virtual Annual Meeting and voting your shares, please see “Questions and Answers About the Proxy Statement and the Annual Meeting” below.

2020 PERFORMANCE

A summary of our financial results as of January 31, 2021 is set forth below:

Fiscal 2020 Financial Results

•  Revenues of $276.8 million, a decrease of 49.1% as compared to the same period last year

•  Gross profit decreased to $(38.0) million, as compared to gross profit of $74.0 million the same period last year

•  Operating loss, net loss, and net loss per diluted share were $(301.1) million, $(332.2) million, and $(50.86) per share, respectively

•  Generated cash flow from operating activities of $(64.9) million

•  Adjusted EBITDA loss of $15.8 million, a decrease of $94.2 million as compared to the same period last year(1)

(1)

We define Adjusted EBITDA as net earnings (loss) before interest, taxes, depreciation and amortization, further adjusted for (i) goodwill and/or long-lived asset impairment charges, (ii) stock-based compensation expense, (iii) restructuring charges, (iv) transaction and integration costs related to acquisitions and (v) other expenses or charges to exclude certain items that we believe are not reflective of ongoing performance of our business. See “Appendix A” for further detail.

GOVERNANCE HIGHLIGHTS

Our commitment to high ethical standards is reflected in the sound governance practices our Board follows.

Independence	• Eight of our nine current directors are independent (and we expect that six of seven of our directors following the Annual Meeting will be independent).

• No members of management are a director.

• Each of our Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee (together, the “Committees”) is composed exclusively of independent directors.

Executive Sessions	• The independent directors regularly meet in private without management.

• Our Board Committees meet in executive session at each regularly scheduled meeting, no fewer than four times per year for our Audit Committee and Compensation Committee.

Board Oversight of Risk Management	• Our Board reviews our systematic approach to identifying and assessing risks faced by the Company.

• The Audit Committee reviews our overall enterprise risk management policies and practices, financial risk exposures and the delegation of risk oversight responsibilities to other Board Committees.

• The Audit Committee meets with our independent auditor without management present at each quarterly meeting of the Board and its Committees.

Board Practices	• Our Board annually reviews its effectiveness as a group.

• Nomination policies are adjusted as needed to ensure that our Board as a whole continues to reflect the appropriate mix of skills and experience.

Accountability

•  Our corporate governance guidelines provide that any nominee for director who receives a greater number of “withheld” votes than “for” votes in an uncontested election shall tender their resignation to the Chairman of the Board (the “Chairman”). Then the Chairman, considering the best interests of the Company and any current or foreseeable factors or circumstances related to this director, shall recommend to the Board whether or not to accept the resignation, and if so, under what conditions. Within ninety (90) days of the stockholder vote, the Board shall decide whether or not to accept the director’s tendered resignation, and then the Company will make a public announcement of the Board’s decision.

Prohibition on Hedging; Pledging of KLX Energy Services Shares

•  To avoid conflicts of interest that could undermine the goals of our share ownership policy and the focus on sustainable long-term growth, the Company prohibits directors and employees from entering into transactions involving short sales of our securities or put or call options based on our securities, except for options granted under KLX Energy Services compensation programs. In addition, directors and named executive officers are generally prohibited from holding Company shares in a margin account or pledging Company shares as collateral for a loan.

2020 EXECUTIVE COMPENSATION HIGHLIGHTS

Our compensation program is designed to incentivize our executives in a manner consistent with our stockholders’ long-term interests. On July 28, 2020, we completed the merger of Krypton Merger Sub, Inc., an indirect wholly owned subsidiary of KLXE, with and into Quintana Energy Services Inc. (“QES”), with QES surviving the merger as a subsidiary of KLXE (the “Merger”). In 2020, prior to the Merger, the Compensation Committee of KLXE established the compensation for Mr. Amin Khoury, Mr. Thomas McCaffrey, Mr. Gary Roberts and Ms. Heather Floyd (the “Former KLXE Officers”) and after the Merger, the Compensation Committee established the compensation for Christopher J. Baker, Keefer Lehner and Max Bouthillette (the “Current KLXE NEOs,” and collectively with the Former KLXE Officers, our “NEOs”).

See “Executive Compensation” starting on page 24 for a summary of the compensation arrangements for our NEOs.

PROPOSAL 1: ELECTION OF DIRECTORS

We are seeking your support in electing the candidates that we have nominated to serve on our Board. We believe that these nominees have qualifications consistent with our position as a leading independent provider of completion, intervention, production and drilling services to the major onshore oil and gas producing regions of the United States. We also believe that these nominees have the experience and perspective to guide the Company as we continue to compete, and to innovate and adjust to rapidly changing technologies, business cycles and competition.

As of the date of mailing, we have nine members on our Board. However, in an effort to encourage efficiency, the Board plans to reduce the size of the Board to seven members effective as of the Annual Meeting. In connection with this reduction in Board size, Dalton Boutté, Jr. will not stand for re-election as a Class III director at the Annual Meeting, and Stephen M. Ward, Jr., a Class II director, has submitted a letter of resignation, effective as of the date of the Annual Meeting.

Pursuant to the Company’s Amended and Restated Certificate of Incorporation, the Board is divided into three classes, each as nearly equal in number as possible, so that each director will serve for three years, with one class of directors being elected each year. The directors designated as Class III directors have terms expiring at the 2021 Annual Meeting of Stockholders, the directors designated as Class I directors have terms expiring at the 2022 Annual Meeting of Stockholders, and the directors designated as Class II directors have terms expiring at the 2023 Annual Meeting of Stockholders.

The Board has nominated the following persons for election as Class III directors to serve until the 2024 Annual Meeting of Stockholders and until their successors have been duly elected and qualified, or until their earlier death, resignation or removal:

Thomas P. McCaffrey

Corbin J. Robertson, Jr.

The persons named in the attached proxy intend to vote each share as to which a proxy has been properly executed and returned or submitted over the telephone or on the Internet and not revoked in favor of the election as directors of the nominees named above, who are now directors of the Company, unless authority to vote for the election of such nominee is withheld by marking the proxy to that effect. The attached proxy cannot be voted for a greater number of persons than two.

The director nominees have consented to being named as a nominee in this Proxy Statement and have indicated a willingness to serve if elected. We have no reason to believe that the director nominees will be unable or unwilling to serve on the Board if elected. However, if the nominees should become unable or unwilling to serve for any reason, proxies may be voted for another person nominated as a substitute by the Board. Stockholders may not cumulate their votes in the election of our directors.

Set forth below under “Board of Directors” is background information with respect to our director nominees, as well as certain information regarding their individual experience, qualifications, attributes and skills that led the Board to conclude that they should serve as directors. There are no family relationships among any of our directors or executive officers. Please see “Share Ownership Information—Security Ownership of Certain Beneficial Owners and Management” for information regarding our current directors’ and director nominees’ holdings of equity securities of the Company.

Required Vote of Stockholders

To be elected to the Board, a nominee must receive a plurality of votes cast, which means a nominee will be elected in an uncontested election if he or she receives at least one vote “FOR” such nominee. Nevertheless, if a nominee receives a number of “WITHHOLD” votes that equals or exceeds the number of “FOR” votes, that nominee must submit his or her offer of resignation to the Chairman of the Board. See “Nomination of Directors” below.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THE DIRECTOR NOMINEES.

BOARD OF DIRECTORS

Set forth below is the business experience of, and certain other information regarding, the director nominees and the other current directors of the Company. The directors’ ages are as of May 1, 2021.

Directors and Director Nominee	Position and Offices	Director Since	Age
John T. Collins (1)	Non-Executive Chairman and Class II Director	2018	73
Dalton Boutté, Jr. (2)	Class III Director	2020	66
Gunnar Eliassen	Class I Director	2020	35
Richard G. Hamermesh (1)	Class I Director	2018	73
Thomas P. McCaffrey	Class III Director	2020	66
Corbin J. Robertson, Jr.	Class III Director	2020	73
Dag Skindlo	Class II Director	2020	52
Stephen M. Ward, Jr. (3)	Class II Director	2018	66
John T. Whates, Esq.	Class I Director	2018	73

(1)	Effective as of the Annual Meeting, Mr. Hamermesh will assume the role of non-executive Chairman.
(2)	Mr. Boutté’s term will expire at the Annual Meeting.
(3)	Mr. Ward has submitted his resignation effective as of the Annual Meeting.

John T. Collins. John T. Collins has served as non-executive Chairman of the Board since May 2020, and has been a Director since September 2018. He served on the board of directors of KLX Inc. from December 2014 until its sale to The Boeing Company in October 2018. From 1986 to 1992, Mr. Collins served as the President and Chief Executive Officer of Quebecor Printing (USA) Inc., which was formed in 1986 by a merger with Semline Inc., where he had served in various positions since 1968, including since 1973 as President. During his term, Mr. Collins guided Quebecor Printing (USA) Inc. through several large acquisitions and situated the company to become one of the leaders in the industry. From 1992 to 2017, Mr. Collins was the Chairman and Chief Executive Officer of The Collins Group, Inc., a manager of a private securities portfolio and minority interest holder in several privately held companies. Mr. Collins currently serves on the board of directors for Federated Funds, Inc., and has done so since 2011, and he has also served on the board of directors for several public companies, including Bank of America Corp. and FleetBoston Financial. In addition, Mr. Collins has served as Chairman of the Board of Trustees of his alma mater, Bentley University. Our Board benefits from Mr. Collins’s many years of experience in the management, acquisition and development of several companies.

Dalton Boutté, Jr. Dalton Boutté, Jr. became a Director upon the completion of the Merger in July 2020. Mr. Boutté served on the QES board of directors (“QES Board”) from February 2018 through July 2020. Mr. Boutté worked for Schlumberger from 1980 until his retirement in 2010. In his last 10 years with Schlumberger, Mr. Boutté held various senior-level positions, including President for Europe/Africa/CSI (2001 – 2001), Vice President of Worldwide Oilfield Services (2001 – 2003) and President of WesternGeco (2003 – 2009) and also served as Executive Vice President of Schlumberger Limited (2004 – 2010). Mr. Boutté also currently serves as an independent director of Seitel Inc. Mr. Boutté has a Bachelor of Science in Civil Engineering from University of New Orleans and was a Visiting Fellow at the Massachusetts Institute of Technology. Our Board benefits from Mr. Boutté’s extensive oilfield services background and his experience as an independent director of companies in the oil and natural gas industry.

Gunnar Eliassen. Gunnar Eliassen became a Director of KLXE upon the completion of the Merger in July 2020. Previously, Mr. Eliassen served on the QES Board since the company’s formation in 2017 through July 2020. Mr. Eliassen served on the board of directors of the general partner of Quintana Energy Services LP (“QES LP”) from January 2017 until July 2020. Mr. Eliassen serves on the board of directors of and has been employed by Seatankers Services (UK) LLP, an affiliated company of Geveran Investment Limited and its affiliates

(“Geveran”), since 2016, where he is responsible for overseeing and managing various public and private investments. Mr. Eliassen is also currently a director and Restructuring Steering Committee member of Seadrill Limited and a director of Seadrill Partners LLC. Mr. Eliassen’s past experience includes his role as Partner at Pareto Securities (New York), where he worked from 2011 to 2015 and was responsible for execution of public and private capital markets transactions with emphasis on the energy sector. Mr. Eliassen received a Master in Finance from the Norwegian School of Economics. Our Board benefits from Mr. Eliassen’s extensive experience with public and private investments, including investments in the oil and natural gas industry.

Richard G. Hamermesh. Richard G. Hamermesh has been a Director since September 2018. He served on the board of directors of KLX Inc. from December 2014 until its sale to The Boeing Company in October 2018. From July 2015 until June 2020, Dr. Hamermesh was a Senior Fellow at the Harvard Business School, where he additionally was the MBA Class of 1961 Professor of Management Practice from 2002 to 2015. From 1987 to 2001, he was a co-founder and a Managing Partner of The Center for Executive Development, an executive education and development consulting firm. From 1976 to 1987, Dr. Hamermesh was a member of the faculty of Harvard Business School. He is also an active investor and entrepreneur, having participated as a principal, director and investor in the founding and early stages of more than 15 organizations. Dr. Hamermesh has served as a member of the board of directors of SmartCloud, Inc. since 2014. Additionally, Dr. Hamermesh has served as a director and Chairman of the board of Qtection LLC since April 2020 and has served as director and Chairman of the board of Rhinostics, Inc. since September 2020. Dr. Hamermesh was a director of B/E Aerospace, Inc. until its sale to Rockwell Collins in April 2017, and a director of Rockwell Collins from April 2017 until its sale to United Technologies Corporation in November 2018. Our Board benefits from Dr. Hamermesh’s education and business experience as co-founder of a leading executive education and consulting firm, as president, founder, director and co-investor in over 15 early stage businesses, and his 28 years as a Professor of Management Practice at Harvard Business School, where he has led MBA candidates through thousands of business case studies, as well as his intimate knowledge of our business and industry.

Thomas P. McCaffrey. Thomas P. McCaffrey has served as a member of the Board since May 2020. Mr. McCaffrey served as Chairman of the Integration Committee of the Board upon completion of the Merger until the Committee was disbanded in December 2020. Mr. McCaffrey previously served as President, Chief Executive Officer and Chief Financial Officer of KLXE, from April 30, 2020 through the completion of the Merger. Previously, Mr. McCaffrey served as Senior Vice President and Chief Financial Officer of KLXE from September 2018 until April 30, 2020. Prior to that, Mr. McCaffrey served as President and Chief Operating Officer of KLX Inc. from December 2014 until its sale to The Boeing Company in October 2018 and as Senior Vice President and Chief Financial Officer of B/E Aerospace from May 1993 until December 2014. Prior to joining B/E Aerospace, Mr. McCaffrey practiced as a Certified Public Accountant for 17 years with a large international accounting firm and a regional accounting firm based in California. Since 2016, Mr. McCaffrey has served as a member of the Board of Trustees of Palm Beach Atlantic University and served as a member of various committees and is currently Chairman of its Audit Committee. Our Board benefits from Mr. McCaffrey’s extensive leadership experience, thorough knowledge of the company’s business and industry, and strategic planning experience.

Corbin J. Robertson, Jr. Corbin J. Robertson, Jr. became a Director upon the completion of the Merger in July 2020. Previously, Mr. Robertson served as Chairman of the QES Board from the company’s formation in 2017 through July 2020. Mr. Robertson served as Chairman of the board of directors of the general partner of QES LP from the time the board was established through July 2020. Mr. Robertson has also served as Chief Executive Officer and Chairman of the board of directors of GP Natural Resource Partners LLC since 2002. He has served as the Chief Executive Officer and Chairman of the board of directors of the general partners of Western Pocahontas Properties Limited Partnership since 1986, Great Northern Properties Limited Partnership since 1992, Quintana Minerals Corporation since 1978 and as Chairman of the board of directors of New Gauley Coal Corporation since 1986. He also serves as a Principal with Quintana Capital Group, L.P. (“Quintana”), Chairman of the board of the Cullen Trust for Higher Education and on the boards of the American Petroleum Institute, the

National Petroleum Council, Baylor College of Medicine and the World Health and Golf Association. In 2006, Mr. Robertson was inducted into the Texas Business Hall of Fame. Mr. Robertson attended the University of Texas at Austin where he earned a B.B.A. from the Business Honors Program. Our Board benefits from Mr. Robertson’s extensive industry experience, his extensive experience with oil and gas investments and his board service for several companies in the oil and natural gas industry.

Dag Skindlo. Dag Skindlo has been a Director since the completion of the Merger in July 2020. Previously, Mr. Skindlo served on the QES Board from its formation in 2017 until July 2020 and served on the board of directors of the general partner of QES LP from April 2016 until July 2020. Mr. Skindlo has served as member of the board of directors and as the Chief Executive Officer for Archer Limited since March 2020, and he previously served as a director and the Chief Financial Officer of Archer Limited from April 2016 until March 2020. Mr. Skindlo is a business-oriented executive with 25 years of oil and natural gas industry experience. Mr. Skindlo joined Schlumberger in 1992 where he held various financial and operational positions. Mr. Skindlo then joined the Aker Group of companies in 2005, where his experience from Aker Kvaerner, Aker Solutions and Kvaerner includes both global CFO roles and Managing Director roles for several large industrial business divisions. Prior to joining Archer Well Company Inc. in 2016, Mr. Skindlo was with private equity group HitecVision, where he served as CEO for Aquamarine Subsea. Mr. Skindlo earned a Master of Science in Economics and Business Administration from the Norwegian School of Economics and Business Administration (NHH). We believe Mr. Skindlo is qualified to continue serve on the Board due to his vast business experience, having founded and served as a director and as an officer of multiple companies, both private and public, and his service on the boards of numerous non-profit organizations.

Stephen M. Ward, Jr. Stephen M. Ward, Jr., has served as a member of the Board since September 2018. He served on the board of directors of KLX Inc. from December 2014 until its sale to The Boeing Company in October 2018. Mr. Ward has been a director of Carpenter Technology Corporation since 2001, where he is Chair of the Corporate Governance Committee and a member of the Compensation and Science and Technology Committees. Mr. Ward previously served as President and Chief Executive Officer of Lenovo Corporation, which was formed by the acquisition of IBM Corporation’s personal computer business by Lenovo of China. Mr. Ward had spent 26 years at IBM Corporation holding various management positions, including Chief Information Officer and Senior Vice President and General Manager, Personal Systems Group. Mr. Ward is a founding team member and board member of C3.ai, a company that develops and sells internet of things software for analytics and control. Mr. Ward is the Chairman of the Compensation Committee and a member of the Nominating and Corporate Governance Committee of C3.ai. Mr. Ward was previously a board member and co-founder of E2open, a maker of enterprise software, and a board member of E-Ink, a maker of high-tech screens for e-readers and computers, and the Chairman of the board of QDVision, the developer and a manufacturer of quantum dot technology for the computer, TV and display industries until its sale. Our Board benefits from Mr. Ward’s broad executive experience and focus on innovation enables him to share with the Board valuable perspectives on a variety of issues relating to management, strategic planning, tactical capital investments and growth.

John T. Whates, Esq. John T. Whates, Esq. has served as a member of the Board since September 2018. He served on the board of directors of KLX Inc. from December 2014 until its sale to The Boeing Company in October 2018. Mr. Whates has been an independent tax advisor and involved in venture capital and private investing since 2005. He is a member of the board of directors of Dynamic Healthcare Systems, Inc., was a member of the board of directors of Rockwell Collins from April 2017 until February 2018 and was the Chairman of the Compensation Committee of B/E Aerospace until its sale to Rockwell Collins in April 2017. From 1994 to 2011, Mr. Whates was a tax and financial advisor to B/E Aerospace, providing business and tax advice on essentially all of its significant strategic acquisitions. Previously, Mr. Whates was a tax partner in several of the largest public accounting firms, most recently leading the High Technology Group Tax Practice of Deloitte LLP in Orange County, California. He has extensive experience working with aerospace and other public companies in the fields of tax, equity financing and mergers and acquisitions. Mr. Whates is an attorney licensed to practice in California and was an Adjunct Professor of Taxation at Golden Gate University. Our Board benefits from Mr. Whates’s extensive experience, multi-dimensional educational background, and thorough knowledge of the company’s business and industry.

CORPORATE GOVERNANCE

Upon the Merger on July 27, 2020 (the “Effective Time”), and pursuant to the terms of the related Agreement and Plan of Merger (the “Merger Agreement”), the size of the Board of Directors was increased from eight members to nine members. In connection with the Merger and pursuant to the terms of the Merger Agreement, each of Benjamin A. Hardesty, Amin J. Khoury and Theodore L. Weise submitted letters of resignation and ceased to be directors of the Board of Directors effective as of the Effective Time. Mr. Hardesty was a member of the Audit Committee and the Nominating and Corporate Governance Committee. Mr. Weise was a member of the Audit Committee and the Nominating and Corporate Governance Committee. In connection with the Merger and pursuant to the terms of the Merger Agreement, each of Dalton Boutté, Jr., Gunnar Eliassen, Corbin J. Robertson, Jr. and Dag Skindlo were appointed to the Board of Directors, effective as of the Effective Time.

As previously discussed under “Proposal 1: Election of Directors,” in an effort to encourage efficiency, the Board has determined to reduce the size of the Board to seven members effective as of the Annual Meeting. In connection with the Board’s determination, Dalton Boutté, Jr. will not be standing for election as a Class III director at the Annual Meeting and Stephen M. Ward, Jr., a Class II director, has submitted a letter of resignation, effective as of the date of the Annual Meeting.

The following table identifies the current members of the Board, the standing committees of the Board on which they serve and the chairman of each committee as of the date of this Proxy Statement.

Name of Director	Audit Committee (1)	Compensation Committee (2)	Nominating and Corporate Governance Committee
Dalton Boutté, Jr. +		**	*
John T. Collins+
Gunnar Eliassen+	*	*	*
Richard G. Hamermesh+	*	*	**
Thomas P. McCaffrey
Corbin J. Robertson, Jr.+
Dag Skindlo+	*		*
Stephen M. Ward, Jr.+		*	*
John T. Whates, Esq.+	**		*

*	Committee Member
**	Committee Chairman
+	Independent
(1)	Effective as of the Annual Meeting, the Audit Committee will consist of Messrs. Whates (Chairman), Collins, Eliassen and Skindlo.
(2)	Effective as of the Annual Meeting, the Compensation Committee will consist of Messrs. Robertson (Chairman), Collins, Eliassen and Whates.
(3)	Effective as of the Annual Meeting, the Nominating and Corporate Governance Committee will consist of Messrs. Eliassen (Chairman), Collins, Hamermesh, Robertson, Skindlo and Whates.

After reviewing all relationships each director has with the Company, including the nature and extent of any business relationships between the Company and such person, the Board has affirmatively determined that each of Messrs. Collins, Boutté, Eliassen, Hamermesh, Robertson, Skindlo, Ward and Whates has no material relationships with the Company and is “independent” under the applicable rules and regulations of the United States Securities and Exchange Commission (the “SEC”) and the Nasdaq Global Select Market (“Nasdaq”). In addition, the Board determined that, during their service on the Board, each of Mr. Hardesty and Mr. Weise were independent in accordance with the rules and regulations of the SEC and the Nasdaq.

BOARD LEADERSHIP STRUCTURE

The Board has determined that the roles of Chairman and President and Chief Executive Officer (“CEO”) should remain separate and that an independent director should serve as the Chairman of the Board. Mr. Collins, an independent director, has served as non-executive Chairman of the Board since May 2020 and, effective as of the Annual Meeting, Mr. Hamermesh, an independent director, will assume the role of non-executive Chairman. The Board believes that the current leadership of the Board, when combined with the other elements of its corporate governance structure, strikes an appropriate balance between strong leadership and independent oversight of the Company’s business and affairs.

The Board is composed of a majority of independent directors. Eight out of the nine members of the Board are independent, and the chair and members of each of the Board’s Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee are independent directors. Effective as of the Annual Meeting, six out of seven members of the Board will be independent, along with the chair and members of each of the Board’s committees. The Company’s independent directors bring experience, oversight and expertise from outside the Company. As a result, independent directors oversee all significant matters affecting KLXE, including the Company’s financial statements, executive compensation matters, the nomination and assessment of directors and the risk management practices. Independent directors regularly meet in executive sessions not attended by the non-independent directors and management in conjunction with each regular Board and committee meeting and as they otherwise deem appropriate.

At each executive session, the respective chair of the Board committee relating to the specific matter discussed by the independent directors, leads the discussion. For example, the chair of the KLXE Nominating and Corporate Governance Committee leads the discussions with respect to director nominations, the current composition of the Board and other Board policy matters.

Following each executive session, the independent directors report the results of the discussions to the full Board, as appropriate. These discussions are led by the appropriate committee chair. Additional executive sessions may be convened at any time at the request of an independent director and, in such event, the independent director chairperson of the committee most closely associated with the discussed topic leads the discussion and the report to the full Board. During executive sessions, directors also discuss and propose matters to be included in the agenda for future Board meetings.

MEETINGS OF THE BOARD AND ITS COMMITTEES

During 2020, the Board held 12 meetings and met in executive session on five of those occasions. Committee meetings were held in 2020 as follows:

Committee Name	Number of Meetings
Audit Committee	6
Compensation Committee	9
Nominating and Corporate Governance Committee	3

All members of the Board attended, on average, at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by each committee on which they served in 2020.

From time to time between meetings, Board and committee members confer with each other and with management and independent consultants regarding relevant issues, and representatives of management may meet with such consultants on behalf of the relevant committee.

Directors are expected to attend meetings of the Board and of committees on which they serve and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. Directors are encouraged but not required to attend our annual stockholder meetings. Each member of our Board attended our 2020 annual meeting of stockholders.

COMMITTEES OF THE BOARD

The Board has three standing committees: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. Copies of the charters for the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are available on our website, www.KLXEnergy.com, in the Investor Relations section. Please note that the information contained in or connected to our website is not a part of this Proxy Statement and will not be deemed incorporated by reference unless expressly stated otherwise.

Audit Committee

The Audit Committee is composed of Messrs. Eliassen, Hamermesh and Skindlo, with Mr. Whates serving as Chairman. Effective as of the Annual Meeting, the Audit Committee will consist of Messrs. Collins, Eliassen, and Skindlo, with Mr. Whates serving as Chairman. All directors serving on the Audit Committee, including each of Messrs. Weise and Hardesty during their service on the Audit Committee, are or were independent Committee members as defined by Nasdaq and SEC rules. Our Board has determined that Mr. Whates is an “audit committee financial expert” in accordance with SEC rules.

The Audit Committee is responsible for the appointment, compensation and oversight of our independent auditors, overseeing the quality and integrity of our financial statements and related disclosures, our compliance with legal and regulatory requirements, assessing our independent auditors’ qualifications, independence and performance, and monitoring the performance of our internal audit and control functions.

Compensation Committee

The Compensation Committee is currently composed of Messrs. Eliassen, Hamermesh and Ward, with Mr. Boutté serving as Chairman. Effective as of the Annual Meeting, the Compensation Committee will consist of Messrs. Collins, Eliassen and Whates, with Mr. Robertson serving as Chairman. All of the members of the Compensation Committee are independent as defined by Nasdaq rules.

The Compensation Committee provides recommendations to the Board regarding compensation matters and oversees the Company’s incentive and compensation plans. Together with management (with the exception of compensation matters related to our CEO), and any counsel or other advisors it deems appropriate, including the Compensation Committee’s consultant F.W. Cook (“FWC”), the Compensation Committee reviews and discusses each particular executive compensation matter presented and makes a final recommendation to the Board for consideration. For example, the Compensation Committee reviews and approves the compensation of our executive officers and makes appropriate adjustments based on Company performance, achievement of predetermined goals, and changes in an executive officer’s duties and responsibilities.

The Compensation Committee has the power to delegate its authority and duties to subcommittees or individual members of the Compensation Committee or, to the extent permitted by the terms of any plan, to officers of our Company or other persons in each case as it deems appropriate in accordance with applicable laws and regulations and the requirements of Nasdaq. Management input is taken into consideration in assessing the performance and pay levels of our key management employees as well as the establishment of bonus measures and targets, but ultimate decision-making regarding compensation of our NEOs remains with the Compensation Committee and ultimately the Board.

To gain a perspective on external pay levels, emerging practices and regulatory changes, the Compensation Committee of the Board has engaged an outside executive compensation consultant to provide benchmark and survey information and advise the Compensation Committee as it conducts its review of our executive and director compensation programs. Prior to the Merger, the Compensation Committee selected Pearl Meyer (“PM”) as its outside executive compensation consultant. Following the effective time of the Merger to present, the

Compensation Committee selected FWC as its consultant. Historically, the Compensation Committee has tasked its outside executive compensation consultant with gathering market competitive data, reviewing compensation plan design alternatives and advising the Compensation Committee on director and executive compensation trends and best practices.

The compensation consultant reports to, and is directed by, the Compensation Committee, which has sole authority to retain or terminate compensation advisers. The Compensation Committee reviewed information regarding the independence and potential conflicts of interest of PM and FWC, taking into account, among other things, the factors set forth in the Nasdaq listing standards. Based on this review, the Compensation Committee concluded that the engagement of PM and of FWC did not raise any conflicts. Other than services provided for the Compensation Committee, the compensation consultants did not provide additional services to the Company for the year ended January 31, 2021.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is composed of Messrs. Boutté, Eliassen, Skindlo, Ward and Whates, with Mr. Hamermesh serving as Chairman. Effective as of the Annual Meeting, the Nominating and Corporate Governance Committee will consist of Messrs. Collins, Eliassen, Hamermesh, Skindlo, and Whates, with Mr. Robertson serving as Chairman. The Nominating and Corporate Governance Committee is responsible for, among other things, assisting the Board by actively identifying individuals qualified to become Board members, recommending to the Board the director nominees for election at the next Annual Meeting of Stockholders and making recommendations with respect to corporate governance matters. All members of the Nominating and Corporate Governance Committee, including Messrs. Weise and Hardesty during their service on the Nominating and Corporate Governance Committee, are and were independent as defined by the Nasdaq rules.

NOMINATION OF DIRECTORS

As provided in its charter, the Nominating and Corporate Governance Committee identifies and recommends to our Board nominees for election and re-election to the Board and will consider nominations submitted by stockholders. The Nominating and Corporate Governance Committee, in consultation with the Chairman of the Board, evaluates candidates proposed by stockholders using the same criteria as for other candidates.

The Chairman and the Nominating and Corporate Governance Committee seek to create a Board that is strong in its collective knowledge and has a diversity of skills and experience with respect to leadership, business operations, finance and industry knowledge. The Nominating and Corporate Governance Committee reviews with the Chairman and the full Board, on a periodic basis, the current composition of the Board in light of the characteristics of independence, skills, experience and availability of service to the Company of its members and of the Company’s anticipated needs. All of our independent directors serve on Board Committees, further supporting the Board by providing experience to those Committees. The needs of each Committee are also reviewed when considering nominees to the Board.

When the Nominating and Corporate Governance Committee reviews a potential new candidate, it looks specifically at the candidate’s qualifications in light of the size of the Board and the needs of the Board at a given point in time. In nominating director candidates, the Nominating and Corporate Governance Committee strives to nominate directors who exhibit high standards of ethics, integrity, commitment and accountability. In addition, all nominations attempt to ensure that the Board shall encompass a range of talent, skills, expertise and industry experience sufficient to provide sound guidance with respect to our operations and activities.

Under our Nominating and Corporate Governance Committee charter, directors must inform the Chairman of the Board and the Chairman of the Nominating and Corporate Governance Committee in advance of accepting an invitation to serve on another public company board. In addition, no director may sit on the board of directors, or beneficially own more than 1% of the outstanding equity securities, of any of our competitors in our principal lines of business. We also discourage our directors from serving on the board of directors of more than three public companies.

To recommend a nominee, a stockholder shall give notice to our Corporate Secretary at our principal executive offices located at 3040 Post Oak Boulevard, 15th Floor, Houston, TX 77056. The form and substance of the nominations must satisfy the requirements established by our Third Amended and Restated Bylaws and the SEC. This notice should include the candidate’s brief biographical description, a statement of the qualifications of the candidate, taking into account the qualification requirements set forth above, and the candidate’s signed consent to be named in the Proxy Statement and to serve as a director if elected. The notice must be given (i) with regard to nominations to be brought before an annual meeting to be held on a day not more than 30 days in advance of the anniversary of the previous year’s meeting nor more than 70 days after the anniversary of the previous year’s meeting, not later than 90 days nor earlier than 120 days in advance of the anniversary of the previous year’s meeting or (ii) with regard to nominations for any other annual meeting, within ten days following the public announcement of the date of such meeting. Once we receive the nomination and written request for a questionnaire, we will deliver a questionnaire to the candidate that requests additional information about the candidate’s independence, qualifications and other information that would assist the Nominating and Corporate Governance Committee in evaluating the candidate, as well as certain information that must be disclosed about the candidate in our Proxy Statement, if nominated. Candidates must complete and return the questionnaire within the time frame provided to be considered for nomination by the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee has not received any nominations for director from stockholders for the 2021 Annual Meeting of Stockholders.

BOARD DIVERSITY

The Chairman of the Board and the Nominating and Corporate Governance Committee, in accordance with the Board’s governance principles, seek to create a Board that, as a whole, is strong in its collective knowledge and diverse in its skills and experience with respect to industry knowledge, vision and strategy, human resource management, general management and leadership, marketing, business operations, business judgment, crisis management, risk assessment, accounting and finance, capital markets, general corporate governance and global markets.

In considering candidates for the Board, the Nominating and Corporate Governance Committee considers the entirety of each candidate’s credentials in the context of these standards and such other factors that the Nominating and Corporate Governance Committee considers appropriate so that the Board includes members, if suitable, with diverse backgrounds, perspectives, skills and experience, who are likely to serve the Company’s anticipated needs and enhance Board dynamics and effectiveness. The Nominating and Corporate Governance Committee believes our Board has achieved its diversity objectives as evidenced by Board members with extensive experience in general management, human resources, manufacturing operations, marketing, engineering, capital markets, developing and executing mergers and acquisition strategies, including successful integration activities related thereto, as founders or co-founders of a multitude of businesses, and the collective experiences developed during their business careers in various industries, including oil and natural gas and related industries.

PLURALITY PLUS MAJORITY VOTING FOR DIRECTORS

Under the Company’s Amended and Restated Certificate of Incorporation, in order for a director to be elected at the annual meeting, a plurality of the votes cast with respect to the director’s election must be cast “for” the director. Abstentions and broker non-votes are excluded from calculation of the vote results. In an uncontested election of directors, any director who receives the same or a greater number of “withheld” votes than votes “for” their election shall promptly tender their resignation to the Chairman of the Board. The Chairman of the Board then recommends to the Board whether to accept or reject the resignation, and the Board must make a decision by 90 days after the date of the meeting at which the election took place. Any director who tenders a resignation does not participate in this decision. The Company shall then make a public announcement of the Board’s decision to accept or reject the resignation.

RISK OVERSIGHT

Our Risk Management Framework

KLXE has adopted enterprise risk management policies based on the Integrated Framework of the Committee of Sponsoring Organizations. Under KLXE’s policies, the company’s Senior Vice President and Chief Accounting Officer, in conjunction with Vice President of Operations, is responsible for identifying risks that could affect achievement of business goals and strategies, assessing the likelihood and potential impact of significant risks and prioritizing risks and actions to be taken in response. The Vice President of Operations reports to KLXE’s CEO on actions to monitor and manage significant risks in order to remain within KLXE’s range of risk tolerance.

The CEO, CFO, and General Counsel periodically report on KLXE’s risk management policies and practices to relevant Board committees and to the full Board. The Audit Committee annually reviews major financial risk exposures and a number of operational, compliance, reputational and strategic risks, as well as practices to monitor and manage those risks. The Audit Committee also reviews overall policies and practices for enterprise risk management, including the delegation of practices and a number of significant risks in the course of their reviews of corporate strategy, business plans, reports of Board committee meetings and other presentations.

Board and Committee Risk Oversight Responsibilities

Board/Committee	Primary Areas of Risk Oversight
Full Board	Risk management process and structure, strategic risks associated with business plan, and other significant risks such as major litigation, business development risks and succession planning.

Audit Committee	Material financial risk exposures, significant operational, compliance, reputational and strategic risks, and overall policies and practices for enterprise risk management.

Compensation Committee	Risks related to executive recruitment, assessment, development, retention and succession policies and programs, risks associated with compensation policies and practices, including incentive compensation.

Nominating and Corporate Governance Committee	Risks and exposures related to corporate governance, leadership structure, effectiveness of Board and Committee oversight, review of director candidates, conflicts of interest and director independence.

The Board and Compensation Committee believe our compensation incentives reflect the appropriate balance between opportunity and risk, and will encourage executives to act in a manner consistent with this balance. We mitigate compensation-related risks to our long-term performance, ethical standards and reputation in the following ways:

What We do	What We Don’t Do

•  Link NEO and executive pay to performance through long-term incentive compensation

•  Use time-based vesting (usually on a four-year ratable schedule) or performance-based vesting for equity awards

•  Utilize an independent compensation consultant

•  Post-employment covenants with every current post-Merger KLXE executive officer prohibiting acts involving use of proprietary information, soliciting KLXE employees and in certain cases, engaging in competitive activities

•  No excise tax gross-ups upon change in control

•  No hedging or pledging or speculative transactions in our securities by directors and executive officers

•  No repricing of equity awards without stockholder approval

•  No encouraging imprudent risk taking

OUR COMMITMENT TO SOUND CORPORATE GOVERNANCE

KLXE is committed to strong corporate governance practices designed to maintain high standards of oversight, integrity and ethics, while promoting growth in long-term stockholder value.

Our governance structure enables independent, experienced and accomplished directors to provide advice, insight and oversight to advance the interests of the Company and our stockholders. KLXE has developed sound governance standards, as found in our Code of Business Conduct, corporate governance guidelines, systematic approach to risk management, and our commitment to transparent financial reporting and strong internal controls.

We encourage you to visit the Governance section of our Investor Relations website (https://investor.KLXEnergy.com/investor-relations) where you will find detailed information about corporate governance at KLXE, including:

•	Our Corporate Governance Guidelines

•	Charters for our Board Committees

•	Our Code of Business Conduct

CODE OF BUSINESS CONDUCT

We have adopted a Code of Business Conduct, applicable to all employees, directors and officers. The Code of Business Conduct meets the requirements of Item 406 of Regulation S-K, as well as the applicable requirements of a “code of business conduct and ethics” under the Nasdaq listing standards. The Code of Business Conduct covers topics including, but not limited to, conflicts of interest, confidentiality of information and compliance with laws and regulations. A copy of the Code of Business Conduct is available on our website located at www.KLXEnergy.com under Investor Relations. Amendments to, or waivers of the provisions of, the Code of Business Conduct, if any, made with respect to any of our directors and officers will be posted on our website.

STOCKHOLDER COMMUNICATIONS WITH OUR BOARD OF DIRECTORS

To facilitate the ability of stockholders to communicate with our Board, communications may be sent to one or more of it members, including the independent and non-management directors as a group. Interested parties may contact the Board, any Board committee, or any Board member (including the Chairman of the Board), by writing to them at the following address:

KLX Energy Services Holdings, Inc.

3040 Post Oak Boulevard, 15th Floor

Houston, Texas 77056

Attn: Corporate Secretary

The envelope containing each communication should be clearly marked as “Shareholder Communication with Directors” and clearly identify the intended recipient(s) of the communication so that the communication can be forwarded to the specified parties.

Our Corporate Secretary reviews all correspondence addressed to the Board and regularly presents to the Board a summary of all such correspondence and forwards to the Board or individual directors, as the case may be, copies of all correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the Board or committees thereof or that he otherwise determines requires their attention. Examples of communications that would be logged, but not automatically forwarded, include solicitations for products and services or items of a personal nature not relevant to us or our stockholders. Directors may at any time review the log of all correspondence received by our Company that is addressed to members of the Board and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters are brought to the attention of the Audit Committee, other than potential ethical and conflict-of-interest situations, which are directed to the Nominating and Corporate Governance Committee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No person who is or has been an officer or other employee of the Company served as a member of the Company’s Compensation Committee. During the year ended January 31, 2021, no executive officer of the Company served as a member of the Compensation Committee of the board (or as a director) of any company where an executive officer of such company is a member of the Compensation Committee or a director of the Company. No member of the Compensation Committee was a party to any transaction required to be disclosed as a related-person transaction.

ANTI-HEDGING AND ANTI-PLEDGING POLICY

Our Board previously established a policy that prohibits our directors and executive officers from engaging in short sales of our securities. Our directors and executive officers are also prohibited from selling or purchasing puts or calls, trading in or writing options, or engaging in other hedging activities with respect to our securities. Directors and executive officers are also prohibited from holding Company securities in a margin account or pledging our securities as collateral for a loan, unless pre-clearance is obtained after the director or executive officer clearly demonstrates the financial capability to repay the loan without resorting to the pledged securities.

COMPENSATION OF DIRECTORS

Pre-Merger Director Compensation Program

During the portion of Fiscal 2020 prior to the Merger, our non-employee directors did not receive any cash remuneration or grants of equity awards for serving on the Board. In addition, directors who were employees of the Company did not receive additional compensation for serving on the Board.

Prior to the Merger, we reimbursed our non-employee directors for reasonable business and travel expenses incurred in connection with their service on the Board. In addition, non-employee directors were eligible to participate in our health and business travel accident insurance program on the same terms and conditions as employees generally. In addition, our corporate aircraft, which is primarily used for business travel, was available for limited personal use by our executive officers and directors, subject to a written policy that set forth guidelines and procedures regarding personal use of the aircraft. To the extent that a director utilized the aircraft for personal use, we imputed income, calculated in accordance with Standard Industry Fare Level (“SIFL”) rates, to such director for such personal use. We did not reimburse or otherwise provide compensation intended to cover or gross-up any income tax owed by our directors for personal travel on our corporate aircraft.

Post-Merger Director Compensation

We believe that attracting and retaining qualified non-employee directors is critical to the future value of our growth and governance. Accordingly, following the Merger, we implemented a comprehensive director compensation policy for our non-employee directors, which consists of:

•

An annual cash retainer of $90,000 for each non-employee director except the non-executive Chairman of the Board who receives an annual cash retainer of $250,000, in each case, payable quarterly in arrears;

•	An annual equity-based award granted to each non-employee director with an aggregate fair market value of approximately $30,000 on the date of grant; and

•	An annual cash fee of $10,000 payable to each chair of the Audit Committee, Compensation Committee, and Nominating and Governance Committee.

Effective as of the Annual Meeting, Mr. Hamermesh will assume the role of non-executive Chairman of the Board. In connection with this change, we are currently evaluating whether the annual cash retainer payable to the non-executive Chairman of the Board under our director compensation policy should be modified but no decisions have been made as of the date hereof.

In addition, the business and travel expense reimbursement policy and the corporate aircraft terms described above remain in effect following the Merger.

DIRECTOR COMPENSATION

The following table summarizes the compensation for our non-employee directors during Fiscal 2020:

Name	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)	All Other Compensation ($)(4)	Total ($)
Dalton Boutté, Jr.	71,667	—	—	71,667
John T. Collins (1)	185,959	—	68,176	254,135
Peter V. Del Presto	—	—	—	—
Gunnar Eliassen	65,000	—	—	65,000
Richard G. Hamermesh (1)	65,000	—	—	65,000
Benjamin A. Hardesty	—	—	—	—
Thomas P. McCaffrey	—	—	—	—
Corby J. Robertson	65,417	—	—	65,417
Dag Skindlo	65,417	—	—	65,417
Stephen M. Ward, Jr.	69,877	—	—	69,877
Theodore L. Weise	—	—	—	—
John T. Whates, Esq.	74,877	—	—	74,877

(1)	Mr. Collins has served as the non-executive Chairman of the Board since May 2020. Effective as of the Annual Meeting, Mr. Hamermesh will assume the role of non-executive Chairman of the Board.

(2)

The amounts shown reflect cash compensation earned by our non-employee directors during Fiscal 2020. Such compensation was earned following the Merger in accordance with the terms and conditions of our director compensation policy described above under “Compensation of Directors—Post-Merger Director Compensation.” In addition, during Fiscal 2020, Mr. McCaffrey earned $65,000 of cash remuneration attributable to his service as a member of the Board following the Merger. In accordance with the SEC’s executive compensation disclosure rules, such amount has been reported in the “Summary Compensation Table” below for Mr. McCaffrey.

(3)

The amount shown for Mr. Collins reflects the aggregate incremental cost of his personal use of our corporate aircraft during Fiscal 2020. We determined the incremental cost of the personal use of our corporate aircraft based on the costs incurred by us as it related to such use, which included a pro-rata portion of the rent related to the flight hours associated with the personal use, as well as freelance charges, fuel costs, handling fees, airport fees and other additional costs. As described above, Mr. Collins incurred taxable income, calculated in accordance with SIFL rates, for his personal use of our corporate aircraft.

AUDIT COMMITTEE

The Audit Committee is responsible for the appointment, compensation and oversight of our independent auditors, overseeing the quality and integrity of our financial statements and related disclosures, our compliance with legal and regulatory requirements, assessing our independent auditors’ qualifications, independence and performance, and monitoring the performance of our internal audit and control functions. The Audit Committee is currently composed of four directors: Messrs. Eliassen, Hamermesh, Skindlo and Whates, and operates under a written charter adopted and approved by the Board, which is available on our website at www.KLXEnergy.com in the Investor Relations section. Mr. Whates currently chairs the Audit Committee. Effective as of the Annual Meeting, the Audit Committee will consist of Messrs. Collins, Eliassen, and Skindlo, with Mr. Whates serving as Chairman.

Our Audit Committee is a separately designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All four current directors serving on the Audit Committee are independent Committee members as defined by Nasdaq Stock Market and SEC rules. Our Board has determined that Mr. Whates is an “audit committee financial expert” in accordance with SEC rules.

We have adopted a Code of Business Conduct, applicable to all employees, directors and officers. The Code of Business Conduct meets the requirements of Item 406 of Regulation S-K, as well as the applicable requirements of a “code of business conduct and ethics” under Nasdaq listing standards. The Code of Business Conduct covers topics including, but not limited to, conflicts of interest, confidentiality of information and compliance with laws and regulations. A copy of the Code of Business Conduct is available on our website located at www.KLXEnergy.com under Investor Relations. Amendments to, or waivers of the provisions of, the Code of Business Conduct, if any, made with respect to any of our directors and officers will be posted on our website.

EXECUTIVE OFFICERS

The following table sets forth information regarding our executive officers as of April 1, 2021.

Name	Position	Age
Christopher J. Baker	President and Chief Executive Officer	48
Keefer M. Lehner	Executive Vice President and Chief Financial Officer	35
Max L. Bouthillette	Executive Vice President, General Counsel, Chief Compliance Officer and Secretary	52

Christopher J. Baker. Christopher J. Baker became the President and Chief Executive Officer of KLXE upon completion of the Merger in July 2020. Additionally, since the completion of the Merger in July 2020, Mr. Baker has served as: (i) President, Treasurer and Director of Krypton Intermediate, LLC, Krypton Holdco, LLC, and KLX Energy Services Inc.; (ii) President and Director of KLX Energy Services LLC; and (ii) Vice President of KLX Directional Drilling LLC, Centerline Trucking LLC, KLX Pressure Pumping LLC and KLX Wireline LLC. Previously, Mr. Baker served as President and Chief Executive Officer and as a member of the board of directors of QES from August 2019 through July 2020. Mr. Baker previously served as Executive Vice President and Chief Operating Officer of QES from its formation in 2017 until August 2019 and served in the same role at QES LP from November 2014 to July 2020. Mr. Baker previously served as Managing Director-Oilfield Services of the Quintana private equity funds, where he was responsible for sourcing, evaluating and executing oilfield service investments, as well as overseeing the growth of and managing and monitoring the activities of Quintana’s oilfield service portfolio companies beginning in 2008. Prior to joining Quintana, Mr. Baker served as an Associate with Citigroup Global Markets Inc.’s (“Citi”) Corporate and Investment Bank where he conducted corporate finance and valuation activities focused on structuring non-investment grade debt transactions in the energy sector. Prior to his time at Citi, Mr. Baker was Vice President of Operations for Theta II Enterprises, Inc. where he focused on project management of complex subsea and inland marine pipeline construction projects. Mr. Baker attended Louisiana State University, where he earned a B.S. in Mechanical Engineering, and Rice University, where he earned an M.B.A.

Keefer M. Lehner. Keefer M. Lehner became the Executive Vice President and Chief Financial Officer of KLXE upon completion of the Merger in July 2020. Additionally, since the completion of the Merger in July 2020, Mr. Lehner has served as: (i) Vice President and Director of Krypton Intermediate, LLC, Krypton Holdco, LLC, KLX Energy Services LLC and KLX Energy Services Inc.; and (ii) Vice President of KLX Directional Drilling LLC, Centerline Trucking LLC, KLX Pressure Pumping LLC and KLX Wireline LLC. Previously, Mr. Lehner served as Executive Vice President and Chief Financial Officer of QES from its formation in 2017 through July 2020. Mr. Lehner served in that same role at QES LP from January 2017 to July 2020 and previously served as the Vice President, Finance and Corporate Development of QES LP’s general partner from November 2014 to July 2020. Mr. Lehner previously served in various positions at the Quintana private equity funds (“Quintana”), including Vice President, from 2010 to 2014, where he was responsible for sourcing, evaluating and executing investments, as well as managing and monitoring the activities of Quintana’s portfolio companies. During his tenure at Quintana, Mr. Lehner monitored and advised the growth of the predecessors to QES. Prior to joining Quintana in 2010, Mr. Lehner worked in the investment banking division of Simmons & Company International, where he focused on mergers, acquisitions and capital raises for public and private clients engaged in all facets of the energy industry. Mr. Lehner attended Villanova University, where he earned a B.S.B.A. in Finance.

Max L. Bouthillette. Max L. Bouthillette became the Executive Vice President, General Counsel, Chief Compliance Officer and Secretary of KLXE upon completion of the Merger in July 2020. Additionally, since the completion of the Merger in July 2020, Mr. Bouthillette has served as: (i) Vice President, Secretary and Director (or Manager, as applicable) of Krypton Intermediate, LLC, Krypton Holdco, LLC, KLX Energy Services LLC and KLX Energy Services Inc.; and (ii) Vice President and Secretary of KLX Directional Drilling LLC, Centerline Trucking LLC, KLX Pressure Pumping LLC and KLX Wireline LLC. Previously, Mr. Bouthillette

served as Executive Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary of QES from its formation in 2017 through July 2020. Mr. Bouthillette served on QES LP’s board of directors from April 2016 until July 2017 and Mr. Bouthillette served as QES LP’s Executive Vice President, General Counsel, Chief Compliance Officer and Secretary from July 2017 until February 2018. Prior to joining QES, Mr. Bouthillette was with Archer Limited where he served as Executive Vice President and General Counsel from 2010 to 2017, as President of Archer’s operations in South and North America since 2016 and as a Director of several of its affiliates. Mr. Bouthillette has more than 24 years of legal experience for oilfield services companies, and previously served as Chief Compliance Officer and Deputy General Counsel for BJ Services from 2006 to 2010, as a partner with Baker Hostetler LLP from 2004 to 2006 and with Schlumberger in North America (Litigation Counsel), Asia (OFS Counsel) and Europe (General Counsel Products) from 1998 to 2003. Mr. Bouthillette holds a B.B.A in Accounting from Texas A&M University and a Juris Doctorate from the University of Houston Law Center.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

To our knowledge, the following table and accompanying footnotes show information as of April 19, 2020 (except as noted in the footnotes below) regarding the beneficial ownership of KLXE common stock by:

•	each person known by us to beneficially own more than 5% of the outstanding shares of our common stock;

•	each member of the Board;

•	each of our executive officers;

•	each of our named executive officers; and

•	the members of the Board and our executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that he, she or it beneficially owns.

Included in the tables below are shares over which the person could have acquired voting power or investment power within 60 days after April 19, 2020. Voting power includes the power to direct the voting of shares held, and investment power includes the power to direct the disposition of shares held. Applicable percentage ownership and voting power is based on 8,835,686 shares of KLXE common stock outstanding as of April 19, 2020.

Unless otherwise noted below, each of the below has sole voting and investment power over the shares of common stock reflected in the table and their address is c/o KLX Energy Services Holdings, Inc., 3040 Post Oak Boulevard, 15th Floor, Houston, TX 77056.

Name of Beneficial Owner	Shares Beneficially owned	Percentage of common stock outstanding(1)
5% Stockholders:
Archer Holdco LLC and its affiliates (2)	919,998	10.4%
Geveran Investments Limited and its affiliates (3)	639,800	7.3%
Quintana Capital Group and its affiliates (4)	939,810	10.6%
Directors and Executive Officers:
Christopher J. Baker (5)(6)	260,462	2.9%
Keefer M. Lehner (5)(6)	109,512	1.2%
Max L. Bouthillette (5)(6)	85,787	1.0%
Dalton Boutté, Jr. (7)	9,366	*
John T. Collins (7)	4,956	*
Gunnar Eliassen (7)	9,870	*
Richard G. Hamermesh (7)(8)	9,411	*
Thomas P. McCaffrey (7)(9)	177,356	2.1%
Corbin J. Robertson, Jr. (4)(7)	942,067	10.7%
Dag Skindlo (7)	10,374	*
Stephen M. Ward, Jr. (7)	7,907	*
John T. Whates, Esq. (7)	7,975	*
Executive Officers and Directors as Group (12 persons)	1,634,041	18.5%
Amin J. Khoury (10)	1,068,651	12.1%
Heather M. Floyd (11)	75,285	*
Gary J. Roberts (12)	639,363	7.2%

*	Represents less than 1%.
(1)	Applicable percentage ownership is based on 8,835,686 shares of common stock outstanding as of April 19, 2020.
(2)

Based on a Schedule 13D jointly filed with the SEC on August 5, 2020 by Archer Limited, Archer Assets UK Limited, Archer Well Company Inc. and Archer Holdco LLC. Pursuant to the Archer 13D, Archer Holdco LLC is the record owner of these shares. Archer Holdco LLC is wholly-owned by Archer Well Company Inc., which is wholly-owned by Archer Assets UK Limited, which is wholly-owned by Archer Limited. The board of directors of Archer Limited has voting and dispositive power over these shares and therefore may also be deemed to be the beneficial owner of these shares. The board of directors of Archer Limited consists of Dag Skindlo, Espen Joranger, Adam Todd, Kjell-Erik Østdahl, James O’Shaughnessy, Giovanni Dell’Orto, Kristian Melhuus and Peter J. Sharpe, none of whom individually have voting and dispositive power over these shares. Each such person expressly disclaims beneficial ownership over these shares, except to the extent of any pecuniary interest therein. The mailing address for Archer Holdco LLC is 5510 Clara Rd., Houston, Texas 77041.

(3)

Based on a Schedule 13D jointly filed with the SEC on August 5, 2020 by Geveran Investments Limited, Famatown Finance Limited, Greenwich Holdings Limited, C.K. Limited and John Fredriksen. Pursuant to the Geveran 13D, Geveran Investments Limited is the record holder of 446,000 of these shares and its affiliate, Famatown Finance Limited, is the record holder of 193,800 of these shares. Geveran Investments Limited and Famatown Finance Limited are wholly-owned subsidiaries of Greenwich Holdings Limited. C.K. Limited is the trustee of various trusts established by John Fredriksen for the benefit of his immediate family, which trusts are the sole shareholders of Greenwich Holdings Limited and the indirect owners of Geveran Investments Limited and Famatown Finance Limited. Mr. Fredriksen may be deemed to beneficially own these 639,800 shares through his indirect influence over Geveran Investments Limited, Famatown Finance Limited, and Greenwich Holdings Limited. Mr. Fredriksen disclaims beneficial ownership of these 639,800 shares except to the extent of his voting and dispositive interests in such shares. Mr. Fredriksen has no pecuniary interest in these 639,800 shares. The mailing address for Geveran Investments Limited is P.O. Box 53562, CY 3399, Limassol, Cyprus.

(4)

Based on a Schedule 13D jointly filed with the SEC on August 6, 2020 by Quintana Capital Group, L.P., Quintana Capital Group GP Ltd., Quintana Energy Partners, L.P., Quintana Energy Partners—QES Holdings, L.L.C., Quintana Energy Fund—FI, LP, Quintana Energy Fund—TE, LP, QEP Management Co., LP, QEP Management Co. GP, LLC, Robertson QES Investment LLC and Corbin J. Robertson, Jr. Pursuant to the Quintana 13D, includes 517,979 shares of common stock for which Quintana Energy Partners—QES Holdings, L.L.C. is the record owner, 77,037 shares of common stock for which Quintana Energy Fund—TE, LP is the record owner, 30,911 shares of common stock for which Quintana Energy Fund—FI, LP is the record owner, 279,657 shares of common stock for which Robertson QES Investment LLC is the record owner and 24,536 shares of common stock which Corbin J. Robertson, Jr. directly owns. Quintana Energy Partners, L.P. controls Quintana Energy Partners—QES Holdings L.L.C. The general partner of each of Quintana Energy Partners, L.P., Quintana Energy Fund—FI, LP and Quintana Energy Fund—TE, LP is Quintana Capital Group, L.P. Quintana Capital Group GP Ltd. is the general partner of Quintana Capital Group, L.P. and may be deemed to have beneficial ownership of the shares directly held by Quintana Energy Partners—QES Holdings, L.L.C., Quintana Energy Fund—TE, LP and Quintana Energy Fund—FI, LP. The board of directors of Quintana Capital Group GP Ltd. consists of Eva Clark, Paul Cornell, Donald L. Evans, Gbolade Odeneye, Corbin J. Robertson, Jr., Corbin J. Robertson III and William K. Robertson. Except for Corbin J. Robertson, Jr., who has the sole power to vote or direct the vote of 24,536 shares, none of the board of directors of Quintana Capital Group GP Ltd. have individual voting and dispositive power over these shares. Each of Corbin J. Robertson III and William K. Robertson are the children of Corbin J. Robertson. Each such person expressly disclaims beneficial ownership over these shares, except to the extent of any pecuniary interest therein. Corbin J. Robertson, Jr., as a member of the board of directors of Quintana Capital Group GP Ltd., may be deemed to beneficially own these shares due to his additional rights regarding the management of Quintana Capital Group GP Ltd. QEP Management Co., LP is the record owner of 9,690 of these shares. QEP Management Co. GP, LLC, the general partner of

QEP Management Co., LP, may also be deemed to be the beneficial owner of these shares. The board of managers of QEP Management Co. GP LLC consists of Eva Clark, Paul Cornell, Donald L. Evans, Gbolade Odeneye, Larry Townsend, Corbin J. Robertson, Jr., Corbin J. Robertson III and William K. Robertson. Except for Mr. Robertson who has the sole power to vote or direct the vote of 24,536 shares, none of the board of directors of QEP Management Co. GP LLC have individual voting and dispositive power over these shares. Each of Corbin J. Robertson III and William K. Robertson are the children of Corbin J. Robertson, Jr. Each such person expressly disclaims beneficial ownership over these shares, except to the extent of any pecuniary interest therein. Corbin J. Robertson, Jr., as a member of the board of managers of QEP Management Co. GP, LLC, may be deemed to beneficially own these shares due to his additional rights regarding the management of QEP Management Co. GP, LLC. The mailing address of Quintana Capital Group, L.P. and its affiliates is 1415 Louisiana Street, Suite 2400, Houston, TX 77002.
(5)

The number includes shares of common stock to be issued to the executive officer upon settlement of restricted stock units, as follows: Mr. Baker (41,449 shares), Mr. Lehner (32,331 shares), and Mr. Bouthillette (22,045 shares). Until settled, the executive officer has no voting or dispositive power over the common stock underlying the restricted stock units.

(6)

The number includes shares of common stock issued to the executive officer pursuant to a restricted stock award, as follows: Mr. Baker (195,911 shares), Mr. Lehner (62,194 shares), and Mr. Bouthillette (52,865 shares). Until settled, the executive officer has no dispositive power over the common stock underlying the restricted stock.

(7)

The number reported includes 2,257 shares of common stock issued to the director pursuant to a restricted stock award. Until settled, the director has no dispositive power over the common stock underlying the restricted stock.

(8)	Consists of 9,011 shares of common stock held individually by Mr. Hamermesh and 440 shares of common stock indirectly through a trust.
(9)	Consists of 143,656 shares of common stock held individually by Mr. McCaffrey and 33,700 shares of common stock indirectly through a family trust.
(10)	Information is based on a Form 4 filed on June 12, 2020.
(11)	Information is based on a Form 4 filed on December 11, 2019.
(12)	Information is based on a Form 4 filed on March 11, 2020.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth certain information as of January 31, 2021 with respect to compensation plans under which equity securities of the Company are authorized for issuance.

	Equity Compensation Plan Information
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights: (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders
LTIP (1)	247,212	—	68,140
ESPP (2)	—	—	304,949
Equity compensation plans not approved by security holders	—	—	—

Total	247,212	—	373,089

(1)	The plan reported in this row is our Long-Term Incentive Plan (Amended and Restated as of December 2, 2020) (the “LTIP”).
(2)	The plan reported in this row is our Employee Stock Purchase Plan (the “ESPP”).

EXECUTIVE COMPENSATION

We are currently considered an “emerging growth company” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), for purposes of the SEC’s executive compensation disclosure rules. In accordance with such rules, we have opted to comply with the compensation disclosure rules applicable to “smaller reporting companies,” as such term is defined in the rules promulgated under the Securities Act. As a result, we are required to provide a Summary Compensation Table and an Outstanding Equity Awards at Fiscal Year-End Table, as well as limited narrative disclosures. Further, our reporting obligations generally extend only to the individuals who served as our Chief Executive Officer, our next two most highly compensated executive officers who were serving at the end of Fiscal 2020, and up to two additional individuals who would have been one of our two most highly compensated executive officers but for the fact that the individual was not serving as an executive officer at the end of Fiscal 2020. In accordance with the foregoing, the individuals listed below are our NEOs for Fiscal 2020:

•	Current KLXE NEOs:

•	Christopher J. Baker, President and Chief Executive Officer

•	Keefer M. Lehner, Executive Vice President and Chief Financial Officer

•	Max L. Bouthillette, Executive Vice President, General Counsel, Chief Compliance Officer and Secretary

•	Former KLXE Officers:

•	Amin J. Khoury, Former Chairman, President and Chief Executive Officer (1)

•	Thomas P. McCaffrey, Former President and Chief Executive Officer (2)

•	Gary J. Roberts, Former Vice President and General Manager (3)

•	Heather M. Floyd, Former Vice President—Finance and Corporate Controller (4)

(1)

Mr. Khoury resigned from his position as Chairman, President and Chief Executive Officer, effective May 1, 2020. Following his resignation, Mr. Khoury has continued to serve as a consultant to KLX Energy Services.

(2)

Mr. McCaffrey served as Senior Vice President and Chief Financial Officer until his appointment to President and Chief Executive Officer, effective May 1, 2020. Mr. McCaffrey resigned from his position as President and Chief Executive Officer on July 28, 2020.

(3)	Mr. Roberts resigned from his position as Vice President and General Manager on April 11, 2020.
(4)	Ms. Floyd resigned from her position as Vice President—Finance and Corporate Controller on July 28, 2020.

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning the compensation for each of our NEOs for Fiscal 2020 and Fiscal 2019. The compensation reported for Fiscal 2019 is based on the compensation programs in effect at KLXE prior to the Merger. The compensation reported for Fiscal 2020 is based on (i) with respect to the Current KLXE NEOs, the compensation programs in effect at KLXE following the Merger that applied to such Current KLXE NEOs during the Transition Period and (ii) with respect to the Former KLXE Officers, the compensation programs in effect at KLXE prior to the Merger.

Name and Principal Position	Year (1)	Salary (2)	Stock Awards	Non-Equity Incentive Plan Compensation (3)	All Other Compensation (4)	Total
Christopher J. Baker	2020	$255,000	$—	$250,000	$12,078	$517,078
Chief Executive Officer and President

Keefer M. Lehner	2020	$205,846	$—	$150,000	$11,334	$367,180
Executive Vice President and Chief Financial Officer

Max Bouthillette	2020	$181,731	$—	$131,250	$11,099	$324,080
Executive Vice President, General Counsel and Chief Compliance Officer

Amin J. Khoury	2020	$—	$—	$—	$2,150,656	$2,150,656
Former Chairman, President and Chief Executive Officer	2019	$2	$—	$—	$209,671	$209,673

Thomas P. McCaffrey	2020	$186,154	$—	$—	$2,006,649	$2,192,803
Former President and Chief Executive Officer	2019	$1	$—	$—	$140,126	$140,127

Gary J. Roberts	2020	$113,452	$—	$—	$379,281	$492,733
Former Vice President and General Manager	2019	$349,382	$—	$—	$64,428	$413,810

Heather Floyd	2020	$194,175	$—	$—	$1,230,312	$1,424,487
Former Vice President—Finance and Corporate Controller	2019	$302,490	$307,959	$76,989	$67,024	$754,462

(1)

With respect to the Current KLXE NEOs, the amounts reported in the Summary Compensation Table for Fiscal 2020 reflect only the compensation for such individuals during the Transition Period (i.e., July 28, 2020 (the effective time of the Merger, at which point such individuals became employed by us) through January 31, 2021 (the last day of Fiscal 2020)).

(2)	With respect to Mr. McCaffrey, the amount reported for Fiscal 2020 includes $65,000 of cash remuneration attributable to his service as a member of the Board.
(3)

The amounts in this column reflect integration bonuses earned by the Current KLXE NEOs during Fiscal 2020. For more information on the integration bonuses, see “—Additional Narrative Disclosures—Integration Bonuses” below.

(4)	The following items are reported in this column for Fiscal 2020:

Name	Company 401(k) Plan Contributions	Automobile Allowance and Related Expenses	Medical Expense Reimbursements	Financial, Estate Planning and Other Reimbursements	Post- Merger Consulting Fees	Post-Merger Administrative Support	Severance Payments	Life Insurance Premiums	Event Tickets
Christopher J. Baker	$5,481	$6,535	$—	$—	$—	$—	$—	$62	$—
Keefer M. Lehner	$4,769	$6,535	$—	$—	$—	$—	$—	$29	$—
Max Bouthillette	$4,500	$6,535	$—	$—	$—	$—	$—	$64	$—
Amin J. Khoury	$—	$1,343	$—	$4,267	$80,000	$65,046	$2,000,000	$—	$—
Thomas P. McCaffrey	$—	$1,745	$—	$3,378	$—	$—	$2,000,000	$1526	$—
Gary J. Roberts	$4,538	$4,154	$—	$—	$—	$—	$355,030	$559	$15,000
Heather Floyd	$8,537	$7,137	$7,137	$—	$54,482	$—	$1,152,852	$167	$—

OUTSTANDING EQUITY AWARDS AT 2020 FISCAL YEAR-END

The following table sets forth information concerning outstanding equity-based awards held by our NEOs as of January 31, 2021.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (1)	Market Value of Shares or Units of Stock That Have Not Vested (2)
Christopher J. Baker	67,753	$568,448
Keefer M. Lehner	54,119	$454,058
Max Bouthillette	36,792	$308,685
Amin J. Khoury	—	—
Thomas P. McCaffrey	—	—
Gary J. Roberts	—	—
Heather Floyd	—	—

(1)

Represents outstanding unvested restricted stock units held by certain of our NEOs that were outstanding as of January 31, 2021. For information on the terms and conditions of the restricted stock units, see “—Additional Narrative Disclosures—Equity Awards” below.

(2)

The amounts in this column reflect the aggregate market value of outstanding unvested restricted stock units, calculated using the value of a share of our common stock on January 29, 2021 (which was the most recent trading day preceding January 31, 2021), which was $8.39.

(3)

All outstanding equity awards held by the Former KLXE Officers were accelerated in connection with the Merger. Hence, none of the Former KLXE Officers held any outstanding equity awards as of January 31, 2021.

ADDITIONAL NARRATIVE DISCLOSURES

Integration Bonuses

In October 2020, our Board established the KLXE 2020 Stub Period Integration Incentive Program (the “Integration Bonus Program”) for certain key personnel, including each of the Current KLXE NEOs, in order to recognize their contribution and importance to the success of the integration process following the Merger. Under the Integration Bonus Program, we provided the Current KLXE NEOs with the opportunity to earn a cash incentive bonus for the six-month period beginning August 1, 2020 through January 31, 2021 based on KLXE implementing expected annualized synergy values and KLXE achieving a specific cash balance at the end of Fiscal 2020. The Current KLXE NEOs were eligible to earn a target integration bonus in the following amounts: (i) Mr. Baker, $250,000, (ii) Mr. Lehner, $150,000, and (iii) Mr. Bouthillette, $131,250. Subject to the satisfaction of the applicable performance goals and each Current KLXE NEO’s continuous employment by us through the applicable payment date, the Current KLXE NEO’s were eligible to earn between 0% and 200% of the target integration bonus. For Fiscal 2020, our Board determined that Mr. Baker earned $250,000, Mr. Lehner earned $150,000 and Mr. Bouthillette earned $131,250 under the Integration Bonus Program.

Equity Awards

In connection with the merger, certain outstanding equity awards held by the Current KLXE NEOs that were originally granted by QES were converted into awards of KLXE restricted stock units (“RSUs”). Each such converted award is subject to the same terms and conditions, including any vesting requirements and terms of settlement, as were applicable to the QES award immediately prior to the effective time of the Merger.

As of January 31, 2021, Mr. Baker holds 67,753 RSUs. Such RSUs vested or will vest as follows: (i) 26,414 vested on February 9, 2021, (ii) 24,449 will vest on February 9, 2022, and (iii) 16,890 will vest on February 9, 2023.

As of January 31, 2021, Mr. Lehner holds 54,119 RSUs. Such RSUs vested or will vest as follows: (i) 21,788 vested on February 9, 2021, (ii) 19,945 will vest on February 9, 2022, and (iii) 12,386 will vest on February 9, 2023.

As of January 31, 2021, Mr. Bouthillette holds 36,792 RSUs. Such RSUs vested or will vest as follows: (i) 14,747 vested on February 9, 2021, (ii) 13,600 will vest on February 9, 2022, and (iii) 8,445 will vest on February 9, 2023.

Any unvested RSUs will generally become vested upon the termination of a Current KLXE NEO’s employment (i) due to disability, (ii) due to death or (iii) by KLXE without cause or by such Current KLXE NEO for good reason during a predefined change in control protection period. In addition, all unvested RSUs that would have vested on the next applicable vesting date and 50% of all remaining unvested RSUs will immediately become vested upon the termination of a Current KLXE NEO’s employment by us without cause or by such Current KLXE NEO for good reason outside of such protection period. The RSU agreements also include certain restrictive covenants, including provisions that generally prohibit the Current KLXE NEOs from soliciting customers, officers or employees of KLXE or its affiliates during the term of each Current KLXE NEO’s employment with us and for a period of one year following the termination of such employment.

Employment Agreements

Each of the Current KLXE NEOs entered into employment agreements with KLXE on May 3, 2020, effective as of the effective time of the Merger, on substantially similar terms as their prior employment agreements with QES. Each employment agreement generally provides for a three-year term beginning at the effective time of the Merger, with automatic renewals for successive one-year periods thereafter. Each employment agreement generally outlines the executive officer’s duties and positions and provides for (i) an annualized base salary, (ii) a target annual bonus equal to 100% of base salary for Mr. Baker, 75% for Mr. Lehner and 75% for Mr. Bouthillette, (iii) eligibility to participate in any equity compensation arrangements or plans offered to senior executives, (iv) an automobile allowance of $1,200 per month, and (v) entitlement to benefits made generally available by KLXE to other senior executives.

Each employment agreement provides for the following benefits upon a termination of the executive officer’s employment by KLXE without cause, resignation by the executive officer for good reason, or due to disability: (i) the pro-rata value through the date of termination of the executive officer’s target bonus for the year in which the termination occurs, (ii) a lump sum payment equal to (A) for Mr. Baker, two times Mr. Baker’s base salary or (B) for Messrs. Lehner and Bouthillette, one and one-half times the executive officer’s base salary, (iii) an amount equal to (A) for Mr. Baker, two times Mr. Baker’s target bonus for the year in which the termination occurs or (B) for Messrs. Lehner and Bouthillette, one and one-half times the executive officer’s target bonus for the year in which the termination occurs, and (iv) for a period of 18 months following such termination, reimbursement of premiums paid by the executive pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 to continue coverage in KLXE’s health, dental and vision insurance plans in which the executive and/or his dependents participated immediately prior to the termination (the “COBRA Premium”).

Under each employment agreement, if the executive officer’s employment is terminated for good reason or without cause within 12 months of a change in control, which includes the consummation of the Merger, then, in lieu of the severance benefits described in the preceding paragraph, the executive officer will be entitled to receive: (i) the pro-rata value through the date of termination of the executive officer’s target bonus for the year in which the termination occurs, (ii) a lump sum payment equal to (A) for Mr. Baker, two and one-half times Mr. Baker’s base salary or (B) for Messrs. Lehner and Bouthillette, two times the executive officer’s base salary, (iii) an amount equal to (A) for Mr. Baker, two and one-half times Mr. Baker’s target bonus for the year in which the termination occurs or (B) for Messrs. Lehner and Bouthillette, two times the executive officer’s target bonus for the year in which the termination occurs, and (iv) for a period of 18 months following such termination, reimbursement of the COBRA Premium.

Each employment agreement also contains certain restrictive covenants, including provisions that generally prohibit the executive officer from competing with KLXE and its affiliates or soliciting clients, executives, officers, directors or other employees of KLXE and its affiliates. These restrictions generally apply during the term of the executive officer’s employment and for a period of one year following the termination of such employment.

The employment agreements do not provide a tax gross-up provision for federal excise taxes that may be imposed under Section 4999 of the Code. Instead, if the payments and benefits provided to an executive officer constitute “parachute payments” within the meaning of Section 280G of the Code and are subject to the excise tax imposed by Section 4999 of the Code, then the payments and benefits will be either (i) delivered in full or (ii) delivered to such lesser extent as would result in no portion of such amounts being subject to such excise tax, whichever alternative produces the best net after tax position for the executive officer.

Other Benefits

We offer participation in broad-based retirement, health and welfare plans to all of our employees. We maintain a plan intended to provide benefits under section 401(k) of the Code (the “401(k) Plan”), where employees are allowed to contribute portions of their base compensation into a retirement account in order to encourage all employees, including any participating named executive officers, to save for the future. We provide matching contributions equal to 3% of the first 6% of each employee’s eligible compensation contributed to the plan.

In addition, our corporate aircraft, which is primarily used for business travel, is available for limited personal use by our executive officers and directors, subject to a written policy that set forth guidelines and procedures regarding personal use of the aircraft. To the extent that an executive officer utilizes the aircraft for personal use, in accordance with applicable SEC requirements, we are required to disclose in the Summary Compensation Table the aggregate incremental cost of such personal use based on the costs incurred by us as it related to such personal use, which generally consists of a pro-rata portion of the rent related to the flight hours associated with the personal use as well as freelance charges, fuel costs, handling fees, airport fees and other additional costs. In addition, we impute income, calculated in accordance with SIFL rates, to such executive officer for such personal use. We do not reimburse or otherwise provide compensation intended to cover or gross-up any income tax owed by our executive officers for personal travel on our corporate aircraft.

Prior to the Merger, we maintained a deferred compensation plan in which our NEOs were eligible to participate. In connection with the Merger, the deferred compensation plan was terminated.

Prior to the Merger, KLXE established a program providing for the reimbursement of medical care expenses incurred by our NEOs that were not otherwise reimbursed by any plan or arrangement, up to a maximum benefit of 10% of such NEO’s base salary per year. Prior to the Merger, KLXE maintained a plan that provided certain medical and dental coverage for retired executives and their dependents, which plan was terminated in connection with the Merger. Prior to the Merger, KLXE also had a practice of reimbursing Messrs. Khoury and McCaffrey for reasonable costs of financial and estate planning, although such reimbursement practices have since been terminated.

Former KLXE Officers

In connection with his resignation, Mr. Khoury received cash severance in the amount of $2,000,000 and all unvested restricted stock awards held by Mr. Khoury at such time vested. In addition, in connection with his resignation, Mr. Khoury entered into a consulting agreement with KLXE that has a term ending on May 1, 2023. In exchange for certain consulting services to KLXE, Mr. Khoury is entitled to receive (i) a monthly consulting fee of $10,000 and (ii) payment or reimbursement for certain expenses incurred by Mr. Khoury, including administrative support expenses, automobile expenses and reasonable out-of-pocket expenses.

In connection with his resignation, Mr. McCaffrey received cash severance in the amount of $2,000,000 and all unvested restricted stock awards held by Mr. McCaffrey at such time vested.

In connection with his resignation, Mr. Roberts received cash severance in the amount of $355,030 and all unvested restricted stock awards held by Mr. Roberts at such time vested.

In connection with her resignation, Ms. Floyd received cash severance in the amount of $1,152,852, all unvested restricted stock awards held by Ms. Floyd at such time vested and Ms. Floyd received reimbursement for customary and market outplacement services for up to 12 months. In addition, in connection with her resignation, Ms. Floyd entered into a consulting arrangement with a subsidiary of KLXE pursuant to which she received a bi-weekly rate for services provided and reimbursement for certain pre-approved expenses in exchange for providing certain transition services to such subsidiary. The consulting arrangement with Ms. Floyd was terminated during Fiscal 2020.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Real Property Leases

We are party to nine leases with certain limited liability companies controlled by Gary J. Roberts individually or together with members of his immediate family that govern our access to and use of certain of our facilities in Colorado, North Dakota, Texas and Wyoming. Mr. Roberts served as our Vice President and General Manager during 2019. Mr. Roberts resigned from the Company on April 11, 2020. Annual rent under these leases ranges from $14,500 to $192,000, and the aggregate annual rent under all nine leases is approximately $0.5 million. Seven of the leases expire on April 6, 2023. One lease expires on March 1, 2023, with one additional three-year renewal term, exercisable at our option. One lease expires on April 6, 2021, with two additional one-year renewal terms, exercisable at our option. Each of the leases provides for an option to purchase the property at an agreed purchase price, exercisable at our option at any time during the term of the lease. We believe the terms of each of the leases to be at least as favorable to us as we would be able to obtain in an arm’s length transaction with a third-party for a lease of a similar property. In addition, we pay approximately $160,000 annually to an entity controlled by Mr. Roberts for business entertainment expenses.

Agreements Related to the QES Merger

On May 3, 2020, we entered into an Agreement and Plan of Merger with QES pursuant to which our Company and QES combined in an all-stock merger transaction, with QES becoming our indirect wholly owned subsidiary, along with several agreements related thereto, with persons that were or upon consummation of the merger became related persons of the Company. We completed the Merger with QES on July 28, 2020.

We entered into a Support Agreement with Archer Holdco LLC, Geveran Investments Limited, Famatown Finance Limited, Robertson QES Investment LLC, Quintana Energy Partners—QES Holdings LLC, Quintana Energy Fund—TE, L.P. and Quintana Energy Fund—FI, L.P. (collectively, the “Designated Stockholders”), pursuant to which the Designated Stockholders agreed, subject to the terms and conditions set forth therein, to vote all of their shares of QES common stock (which represented approximately 76% of the then-outstanding shares of common stock of QES and which represented in excess of 30% of the shares of KLXE common stock pro forma for the Merger) in favor of the adoption of the Merger Agreement.

Amin J. Khoury entered into a Support Agreement with QES, pursuant to which Mr. Khoury agreed, subject to the terms and conditions set forth therein, to vote his shares of KLXE common stock (which represent approximately 4.7% of the outstanding shares of KLXE common stock) in favor of the issuance of KLXE common stock in the Merger.

Registration Rights Agreements

On May 3, 2020, we entered into a registration rights agreement with the Designated Stockholders relating to the shares of KLXE common stock to be issued as the merger consideration to such holders under the Merger Agreement, pursuant to which the Designated Stockholders will have certain shelf, demand registration and piggyback rights upon the terms and subject to the conditions set forth therein. The registration rights agreements also provides that we will pay certain expenses relating to such registrations and indemnify the registration rights holders against certain liabilities which may arise under the Securities Act.

On September 14, 2018, we entered into registration rights agreements with each of Amin J. Khoury and Thomas P. McCaffrey. Under the registration rights agreements, each of Messrs. Khoury and McCaffrey have demand registration and customary piggyback registration rights. The registration rights agreements also provide that we will pay certain expenses relating to such registrations and indemnify the registration rights holders against certain liabilities which may arise under the Securities Act. We may also file a resale/reoffer prospectus related to the sale of restricted stock held by each of Messrs. Khoury and McCaffrey.

Procedures for Review, Approval and Ratification of Transactions with Related Persons

Our Amended and Restated Certificate of Incorporation provides that no contract or transaction between us and one or more of our directors or officers (including entities or other organizations in which one or more of our directors or officers have a financial interest), shall be void or voidable solely for that reason, or because such director or officer is present at, participates in, or vote is counted at the meeting where the contract or transaction is authorized, if (i) the material facts of the director’s or officer’s interest in the contract or transaction are disclosed to or known by the Board or committee thereof and the Board or such committee thereof in good faith authorizes the contract or transaction by an affirmative vote of a majority of the disinterested directors (even if less than a quorum), (ii) the material facts of the director’s or officer’s interest in the contract or transaction are disclosed to or known by the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by a vote of the stockholders, or (iii) the contract or transaction is fair to our Company at the time that it is authorized, approved or ratified by the Board, a committee thereof or the stockholders.

Our Board adopted a written policy pursuant to which our Audit Committee will be presented with a description of any related party transactions for them to consider for approval. The policy is designed to operate in conjunction with and as a supplement to the provisions of our Code of Business Conduct, a copy of which is posted on our website (www.KLXEnergy.com).

The policy generally provides that our management gather information with respect to actual or potential related party transactions and then present to the Audit Committee for approval any transaction to which the Company or any of its subsidiaries is a participant at or above an amount which exceeds $120,000 in which the related person may have a direct or indirect interest. In determining whether to approve or ratify a related party transaction, we expect the Audit Committee to consider the following: whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the related party transaction. The policy also identifies certain types of transactions that our Board has pre-identified as not involving a direct or indirect material interest and are, therefore, not considered related party transactions for purposes of the policy.

Furthermore, under our Code of Business Conduct, our Law Department will review all proposed transactions between the Company and a related person (such as an individual related to a Company employee, or his or her family), together with all information concerning the proposed transaction. In determining whether the proposed transaction will be approved, the factors our Law Department may consider include (i) whether the transaction was the product of fair dealing, taking into account the timing, initiation, structure and negotiations of the transaction, and whether the related person’s interest was disclosed to us, (ii) whether similar terms would have been obtained from arm’s length negotiations with a third party, and (iii) the availability of other sources for comparable products or services.

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Deloitte & Touche LLP as independent registered public accounting firm to audit the consolidated financial statements for the year ending January 31, 2022 and presents this appointment to the stockholders for ratification.

Although stockholder approval of this appointment is not required, the Audit Committee and the Board believe that submitting the appointment to the stockholders for ratification is a matter of good corporate governance. If the stockholders do not ratify the appointment, the Audit Committee will review its future selection of independent registered public accounting firm, but still may retain them. Even if the appointment is ratified, the Audit Committee, at its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Deloitte & Touche LLP acted as our independent registered public accounting firm for the 2020 fiscal year. In addition to its audit of our consolidated financial statements, the member firms of Deloitte Touche Tohmatsu Limited, and their respective affiliates performed certain non-audit services.

A representative of Deloitte & Touche LLP is expected to be present at the meeting and will be afforded the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions from stockholders.

For information concerning the appointment of Deloitte & Touche LLP, see Report of the Audit Committee of the Board of Directors above. For information concerning fees paid to Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited, and their respective affiliates, see Principal Accountant Fees and Services below.

Required Vote of Stockholders

Ratification of the appointment of Deloitte & Touche, LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2022 requires the affirmative vote of the recordholders of a majority in voting power of the shares present virtually or by proxy at the meeting and entitled to vote on such question.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF DELOITTE & TOUCHE LLP.

AUDIT MATTERS

Deloitte & Touche LLP has audited the financial statements of the Company for the fiscal year ended January 31, 2021.

A representative of Deloitte & Touche LLP is expected to be present at the meeting and will be afforded the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions from stockholders.

When considering Deloitte & Touche LLP’s independence, the Audit Committee considered whether its provision of services to the Company beyond those rendered in connection with its audit and review of the Company’s consolidated financial statements was compatible with maintaining its independence and has determined that such services do not interfere with that firm’s independence in the conduct of its auditing function. The Audit Committee also reviewed, among other things, the amount of fees paid to Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited, and their respective affiliates for audit and non-audit services.

Principal Accountant Fees and Services

The following table sets forth by category of service the fees incurred in engagements performed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited, and their respective affiliates, for professional services rendered to the Company for the fiscal years ended January 31, 2021 and January 31, 2020.

	January 31, 2021	January 31, 2020
	(in Thousands)	(in Thousands)
Audit Fees	$1,820	$1,415
Audit-Related Fees	383	201
Tax Fees	41	—
All Other Fees	—	—

Total	$2,244	$1,616

Audit Fees

Audit fees for the fiscal years ended January 31, 2021 and January 31, 2020 were $1.8 million and $1.4 million, respectively. Such audit fees consist of aggregate fees, including expenses, billed and reasonably expected to be billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited and their respective affiliates in connection with the annual audit and the audit of internal controls over financial reporting (Sarbanes-Oxley Act Section 404) for the fiscal year ended January 31, 2020.

Audit-Related

Audit-related fees for the fiscal years ended January 31, 2021 and January 31, 2020 were $383,000 and $201,000, respectively. Such audit-related fees consist of the aggregate fees, including expenses, billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited and their respective affiliates in connection with the KLX Energy Services Retirement Plan audit and the issuance of various registration statements on Forms S-4 and S-8.

Tax Fees

Tax fees for the fiscal years ended January 31, 2021 were $41,000. Such tax fees consist of tax advisory services. No tax fees were incurred for the fiscal year ended January 31, 2020.

All Other Fees

There were no other fees or expenses billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited and their respective affiliates not otherwise described above.

Pre-Approval Policies and Procedures

The Audit Committee approves all audit and audit-related services, tax services and other services provided by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited and their respective affiliates. The Audit Committee approved all services rendered by Deloitte & Touche LLP in the fiscal year ended January 31, 2021, in accordance with these policies.

Any services provided by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited and their respective affiliates that are not specifically included within the scope of the audit must be pre-approved by the Audit Committee in advance of any engagement. Under the Sarbanes Oxley Act of 2002, audit committees are permitted to approve certain fees for audit-related services, tax services and other services pursuant to a de minimis exception prior to the completion of an audit engagement. In 2021, none of the fees paid to Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited and their respective affiliates were approved pursuant to the de minimis exception.

In making its recommendation to appoint Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2022, the Audit Committee has considered whether the services provided by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited and their respective affiliates are compatible with maintaining the independence of Deloitte & Touche LLP and has determined that such services do not interfere with that firm’s independence in the conduct of its auditing function.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Management is responsible for the financial reporting process, including the system of internal controls and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. The Company’s independent auditors are responsible for auditing those financial statements. The Audit Committee’s responsibility is to monitor and review these processes. We rely, without independent verification, on the information provided to us and on the representations made by management and the independent auditors.

We have reviewed and discussed the audited consolidated financial statements for the year ended January 31, 2021 with management and Deloitte & Touche LLP, the Company’s independent registered public accounting firm.

The Audit Committee discussed and reviewed with Deloitte & Touche LLP all communications required by generally accepted auditing standards, including, among other things, the matters required to be discussed by the Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 16, “Communication with Audit Committees,” and discussed and reviewed the results of Deloitte & Touche LLP’s audit of the Company’s consolidated financial statements. The Audit Committee also discussed the results of internal audit examinations.

The Company’s independent auditors also provided to us the written disclosures and the annual communication required by PCAOB Rule 3526, “Communication with Audit Committees Concerning Independence,” regarding the independent accountant’s communications with the Audit Committee concerning independence, and we discussed with the independent auditors their independence from the Company. When considering Deloitte & Touche LLP’s independence, we considered whether their provision of services to the Company, beyond those rendered in connection with their audit and review of the Company’s consolidated financial statements, was consistent with maintaining their independence. We also reviewed, among other things, the amount of fees paid to Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited, and their respective affiliates for audit and non-audit services.

Based on our review, these meetings, discussions and reports, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee Charter, we recommended to the Board that the Company’s audited consolidated financial statements for the year ended January 31, 2021 be included in the Company’s Annual Report on Form 10-K.

With respect to the above matters, the Audit Committee submits this report.

John T. Whates, Esq., Chairman

Gunnar Eliassen

Richard G. Hamermesh

Dag Skindlo

QUESTIONS AND ANSWERS ABOUT THE PROXY STATEMENT AND THE ANNUAL MEETING

Q. Why are you receiving these proxy materials?

The proxy materials are furnished in connection with the solicitation of proxies by the Board for use at the Company’s 2021 Annual Meeting of Stockholders, or Annual Meeting, or any postponement or adjournment thereof. The Annual Meeting will be held virtually on June 8, 2021, at 9:00 a.m., Central Time, solely online via a live webcast at www.meetingcenter.io/285361143. The proxy materials include the notice of annual meeting of stockholders, this Proxy Statement for the Annual Meeting, a 2020 Annual Report and the Proxy Card or, for shares held in “street name” (held for your account by a broker or other nominee), a voting instruction form, for the Annual Meeting. As a stockholder, you are invited to attend the Annual Meeting and are requested to vote on the items of business described in this Proxy Statement.

On or about May 12, 2021, the Company will begin mailing our Proxy Materials to stockholders entitled to vote at the Annual Meeting. We have also made the Proxy Materials available free of charge on our website at www.KLXEnergy.com. Any information contained on or available through our website is not a part of, or incorporated into, this Proxy Statement and you should not consider it a part of the Proxy Materials. Interested parties may also obtain an electronic or printed copy of the Proxy Materials, free of charge, by sending a written request to KLX Energy Services Holdings, Inc. at 3040 Post Oak Boulevard, 15th Floor, Houston, TX 77056, Attn: Corporate Secretary, or by emailing investors@klxenergy.com.

Q. When and where will the Annual Meeting take place?

The Annual Meeting will be held virtually via webcast at 9:00 a.m., Central Daylight Time, on June 8, 2021. The Annual Meeting can be accessed by visiting www.meetingcenter.io/285361143, where stockholders will be able to participate and submit questions during the Annual Meeting. Stockholders will also be able to vote their shares online by attending the Annual Meeting by webcast.

KLXE has chosen to hold the special meeting solely via the Internet and not in a physical location given the public health impact of the coronavirus and the desire to promote the health and safety of its stockholders, directors, officers, employees and other constituents. You will not be able to attend the Annual Meeting physically in person.

Even if you plan to attend the Annual Meeting, KLXE recommends that you vote your shares in advance as described below so that your vote will be counted if you later decide not to or become unable to attend the Annual Meeting. Shares held in “street name” may be voted by you at the Annual Meeting only if you obtain a signed legal proxy from your bank, broker or other nominee giving you the right to directly vote the shares.

To participate in the Annual Meeting, you will need to review the information included on your Proxy Card or on the instructions that accompanied your Proxy Materials. The password for the meeting is KLXE2021.

If you hold your shares through an intermediary, such as a bank or broker, you must register in advance using the instructions below.

The online meeting will begin promptly at 9:00 a.m., Central Daylight Time. KLXE encourages you to access the meeting prior to the start time leaving ample time for the check in. Please follow the registration instructions as outlined in this proxy statement. Even if you plan to attend the Annual Meeting, KLXE recommends that you vote your shares in advance as described below so that your vote will be counted if you later decide not to or become unable to attend the Annual Meeting. Shares held in “street name” may be voted by you at the Annual Meeting only if you obtain a signed legal proxy from your bank, broker or other nominee giving you the right to directly vote the shares.

Q. How do I register to attend the Annual Meeting virtually on the Internet?

If you are a registered stockholder (i.e., you hold your shares through our transfer agent, Computershare), you do not need to register to attend the Annual Meeting virtually on the Internet. Please follow the instructions on the Proxy Card that you received.

If you hold your shares through an intermediary, such as a bank or broker, you must register in advance to attend the Annual Meeting virtually on the Internet.

To register to attend the Annual Meeting online by webcast you must submit proof of your proxy power (legal proxy) reflecting your KLXE holdings along with your name and email address to Computershare. Requests for registration must be labeled as “Legal Proxy” and be received no later than 4:00 p.m., Central Time, on June 3, 2021.

You will receive a confirmation of your registration by email after Computershare receives your registration materials.

Requests for registration should be directed to Computershare at the following:

By email:

Forward the email from your broker, or attach an image of your legal proxy, to legalproxy@computershare.com

By mail:

Computershare

KLXE Legal Proxy

P.O. Box 43001

Providence, RI 02940-3001

Q. What if I have trouble accessing the Annual Meeting?

The virtual Annual Meeting platform is fully supported across MS Edge, Firefox, Chrome and Safari browsers and devices (desktops, laptops, tablets and cell phones) running the most up-to-date version of applicable software and plugins. Please note that Internet Explorer is no longer supported. Participants should ensure that they have a strong WiFi connection wherever they intend to participate in the Annual Meeting. We encourage you to access the Annual Meeting prior to the start time. A link on the meeting page will provide further assistance should you need it or you may call 1-888-724-2416 or 1-781-575-2748. Participants should allow plenty of time to log in and to make sure that they can hear streaming audio prior to the start of the Annual Meeting.

Q. Who is entitled to vote at the Annual Meeting?

Stockholders of record at the close of business on April 19, 2021 are entitled to receive notice of and the right to vote at the Annual Meeting. As of the close of business on April 19, 2021, there were 8,835,686 shares of common stock outstanding and entitled to be voted at the Annual Meeting. Each outstanding share of common stock is entitled to one vote. Holders of common stock do not have the right to cumulative voting in the election of directors.

A complete list of stockholders entitled to vote at the Annual Meeting will be available for examination ten days before the Annual Meeting. If you would like to inspect the list of Company stockholders of record, please contact the Investor Relations department at investors@klxenergy.com. Beginning 15 minutes prior to, and during, the Annual Meeting, the list of our stockholders of record will be available for viewing by stockholders on the virtual Annual Meeting site.

Q. How do you vote your shares?

If you are a stockholder of record, there are four ways to vote:

•

Virtually During the Meeting—you may vote online during the virtual Annual Meeting held at www.meetingcenter.io/285361143. To be admitted to the Annual Meeting and vote your shares, you must provide the control number located on the Proxy Card;

•	Internet—visit www.investorvote.com/KLXE and follow the instructions at that website;

•	Telephone—within the U.S. or Canada, call toll-free 1-800-652-8683 and follow the instructions; or

•

Mail—if you have requested a paper copy of the proxy materials, complete, sign and date the Proxy Card and return the Proxy Card in the prepaid envelope. Your Proxy Card must be received by the Secretary of the Company before the voting polls close at the Annual Meeting.

If you vote by Internet or telephone, do not return your Proxy Card. Submitting your proxy by Internet or telephone will not affect your right to vote electronically should you decide to attend and participate in the virtual Annual Meeting. The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly.

Q. What if you receive more than one Proxy Card or voting instruction form?

This means that you may have more than one account at Computershare, with a nominee or both. Please vote all Proxy Cards and voting instruction forms that you receive so that all the shares that you own will be represented at the Annual Meeting.

Q. What can you do if you change your mind after you submit your proxy?

Your proxy is revocable. If you are a stockholder of record, you can revoke your proxy prior to the completion of voting at the Annual Meeting by:

•	delivering an executed, later-dated proxy that is received by the Secretary of the Company before the voting polls close at the Annual Meeting;

•	resubmitting your proxy by Internet or telephone;

•	delivering a written notice of revocation of the proxy that is received by the Secretary of the Company before the voting polls close at the Annual Meeting; or

•	voting electronically at the virtual Annual Meeting by following the instructions to vote at www.meetingcenter.io/285361143.

If you are an owner of shares in “street name,” or a beneficial owner, you may submit new voting instructions by contacting your broker, bank or other nominee or by voting online during the Annual Meeting. Voting online during the Annual Meeting will replace any previous votes.

Q. What happens if you do not give specific voting instructions?

All properly executed proxies, unless revoked as described above, will be voted at the Annual Meeting in accordance with your instructions on your proxy. If a properly executed proxy gives no specific instructions, your shares will be voted in the manner recommended by the Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

If you are a beneficial owner of shares in “street name” and do not provide your broker, bank or other nominee with specific voting instructions, your vote will result in a “broker non-vote.”

Your broker, bank or other nominee is not permitted to vote on your behalf in the election of directors (Proposal 1). Accordingly, if you do not provide timely voting instructions to your broker, bank or other nominee that holds your shares, your vote will not count. The broker nominee, however, will be able to vote on the ratification of the appointment of the Company’s independent auditor (Proposal 2) even if it does not receive your instructions, so no broker non-votes are expected to exist in connection with this proposal.

Q. What proposals will be voted on at the Annual Meeting, and what votes are required to approve each of the proposals?

The required vote for each of the proposals expected to be acted upon at the Annual Meeting and the treatment of abstentions and broker non-votes under each proposal are described below:

Proposal No. 1—Election of Class III directors. Directors are elected by a plurality of the voting power of the outstanding shares of the Company that are present in person or represented by proxy and entitled to vote on the election of directors, with the nominees obtaining the most votes being elected. Because there is no minimum vote required, abstentions and broker non-votes will have no effect on the outcome.

Proposal No. 2—Ratification of appointment of independent registered public accounting firm. This proposal must be approved by the affirmative vote of the majority of the voting power of the shares present in person or represented by proxy at the annual meeting and entitled to vote on the question. As a result, abstentions will have the same effect as a vote “against” the proposal. Broker non-votes will not be considered entitled to vote on this proposal and will therefore have no effect on the vote outcome. As discussed above, we do not expect any broker non-votes with respect to this proposal.

Q. What are “broker non-votes” and “abstentions” and their effect on each proposal?

A broker non-vote occurs when a broker, bank, trust or other nominee or custodian holding shares for a beneficial owner in “street name” does not vote the shares on a proposal because the nominee does not have discretionary voting power for a particular item and has not received instructions from the beneficial owner regarding voting.

At the Annual Meeting, your broker nominee will not be able to submit a vote on any matter other than the ratification of the appointment of the independent auditor, unless it receives your specific instructions. If your nominee does not receive your specific instructions for the election of directors, it will submit a broker non-vote. The broker nominee, however, will be able to vote on the ratification of the appointment of the Company’s independent auditor even if it does not receive your instructions, so no broker non-votes are expected to exist in connection with this proposal.

An abstention (i.e., if you or your broker mark “ABSTAIN” on a proxy or voting instruction form, or if a stockholder of record attends the Annual Meeting but does not vote (either before or during the Annual Meeting)) has the same effect as voting “AGAINST” the ratification of the appointment of Deloitte as the Company’s independent registered public accounting firm for the fiscal year ended January 31, 2022 (Proposal 2). Votes that are withheld from a director’s election will not affect the outcome of the vote on the election of a director.

Q. How many votes must be present to hold the Annual Meeting?

A quorum is necessary for conducting a valid meeting. Holders of a majority of the outstanding shares of our common stock as of the record date of April 19, 2021 who are entitled to vote must be present, virtually or by proxy, to constitute a quorum at the Annual Meeting. Abstentions will be counted as present and entitled to vote for purposes of determining a quorum.

Q. Will you have a chance to ask questions at the Annual Meeting?

We are aware of concerns that virtual meetings may diminish stockholder voices or reduce accountability and are taking steps to address these concerns. For example, our virtual meeting format enhances, rather than constrains, stockholder access, participation and communication because the online format allows stockholders to communicate with us during the Annual Meeting so they can ask questions to our Board, management and a representative from our independent registered public accounting firm.

We have reserved 15 minutes for stockholder questions at our Annual Meeting. We will answer stockholder questions as they come in, as time permits. We are committed to publicly answering each question received following the Annual Meeting, with the exception of any questions that are irrelevant to the purpose of the Annual Meeting or our business or that contain inappropriate or derogatory references. If we receive substantially similar questions, we will group such questions together and provide a single response to avoid repetition. Please direct any matters of individual concern to investors@klxenergy.com. Although the live webcast is available only to stockholders as of the record date at the time of the Annual Meeting, the webcast of the Annual Meeting will be archived for the public for one year after the date of the Annual Meeting at www.klxenergy.com.

Q. How are proxies being solicited and who pays the solicitation expenses?

Proxies are being solicited by the Board on behalf of the Company. All expenses of the solicitation, including the cost of preparing and mailing this Proxy Statement, will be borne by the Company. The Company has retained Georgeson LLC to assist in the solicitation of proxies for the Annual Meeting. For these services, the Company will pay Georgeson LLC $10,000 and will reimburse for reasonable out-of-pocket expenses. Additionally, proxies may be solicited by our officers, directors and employees personally or by telephone, e-mail or other forms of communication. The Company may also request banks, brokerage firms, custodians, nominees and fiduciaries to forward proxy materials to beneficial owners of the Company’s common stock. The costs of the solicitation, including reimbursements of any forwarding expenses, will be paid by the Company.

Q. You share an address with another stockholder. Why did you receive only one copy of the proxy materials, and how may you obtain an additional copy of the proxy materials?

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for the proxy materials with respect to two or more stockholders sharing the same address by delivering a single set of the proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” is intended to provide extra convenience for stockholders and cost savings to the companies.

A number of brokers with account holders who are stockholders may be “householding” the Company’s proxy materials. A single set of proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. If you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise, until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of materials, please notify your broker or the Company at 3040 Post Oak Boulevard, 15th Floor, Houston, TX 77056, Attn: Corporate Secretary or (832) 844-1015, and the Company will promptly deliver such additional materials to you. Stockholders who have multiple accounts in their names or who share an address with other stockholders can request “householding” and authorize your broker to discontinue mailings of multiple annual reports and Proxy Statements by contacting your broker.

Q. Whom do you call if you have questions about the Annual Meeting?

If you have questions about the Annual Meeting, or desire additional copies of this Proxy Statement or additional proxies, you may contact:

KLX Energy Services Holdings, Inc.

3040 Post Oak Boulevard, 15th Floor

Houston, TX 77056

(832) 844-1015

Attention: Corporate Secretary

Georgeson LLC

1290 Avenue of the America’s, 9th Floor

New York, NY 10104

Stockholders, banks and brokers may call toll free: 1-888-643-8150

Or (781) 575-2137 (for all those outside of the U.S.)

Q. How will the results of voting be announced?

The Company expects to announce the preliminary voting results at the Annual Meeting. The final voting results will be tallied by the inspector of elections and published in a Current Report on Form 8-K, which the Company is required to file with the SEC within four business days after the Annual Meeting.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented at the Annual Meeting of Stockholders to be held in 2022 pursuant to Rule 14a-8 under the Exchange Act must be received by the Secretary of the Company at its executive offices no later than January 12, 2022 to be considered for inclusion in the Company’s proxy materials for that meeting. That date is 120 calendar days before the one-year anniversary of the May 12, 2021 mail date for this Proxy Statement.

For notice of a stockholder proposal to be considered timely, but not included in the proxy materials for the Annual Meeting of Stockholders in 2022, a stockholder’s proposal must be delivered to, or mailed and received by, the Secretary of the Company in accordance with Section 2.09 of the Company’s Amended and Restated By-laws. To be timely, a stockholder proposal, including nomination of a director, must be submitted not later than the close of business on the 90th day (March 10, 2022) nor earlier than the close of business on the 120th day (February 8, 2022) in advance of the anniversary date of the prior year’s Annual Meeting of Stockholders.

OTHER MATTERS

The Board is not aware of any matters that will be brought before the meeting other than as described in this Proxy Statement. However, if any matters properly come before the meeting that are not specifically set forth on the Proxy Card and in this Proxy Statement, the persons designated as proxies will have authority to vote thereon in accordance with their best judgment.

APPENDIX A

Reconciliation of Consolidated Net Loss to Adjusted EBITDA (Loss)

Adjusted EBITDA is a non-GAAP financial measure, as defined in Regulation G of the Securities Exchange Act of 1934, that is used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. Adjusted EBITDA is not a measure of net earnings or cash flows as determined by GAAP. We define Adjusted EBITDA as net earnings (loss) before interest, taxes, depreciation and amortization, further adjusted for (i) goodwill and/or long-lived asset impairment charges, (ii) stock-based compensation expense, (iii) restructuring charges, (iv) transaction and integration costs related to acquisitions and (v) other expenses or charges to exclude certain items that we believe are not reflective of ongoing performance of our business. Adjusted EBITDA is used to calculate the Company’s leverage ratio, consistent with the terms of the Company’s ABL facility.

We believe Adjusted EBITDA is useful because it allows us to more effectively evaluate our operating performance and compare the results of our operations from period to period without regard to our financing methods or capital structure. We exclude the items listed above in arriving at Adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP, or as an indicator of our operating performance or liquidity. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDA. Our computations of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

The following tables present a reconciliation of Adjusted EBITDA to Consolidated net loss, the most directly comparable GAAP financial measure, for the periods indicated:

(Unaudited—In millions of U.S. dollars)

	Year Ended
	January 31, 2021	January 31, 2020
Consolidated net loss	$(332.2)	$(96.4)
Income tax expense (benefit)	0.4	(8.5)
Interest expense, net	30.7	29.2

Operating loss	(301.1)	(75.7)
Bargain purchase gain	(40.3)	—
One-time costs (1)	246.1	71.5

Adjusted operating loss	(95.3)	(4.2)
Depreciation and amortization	61.7	64.1
Non-cash compensation	17.8	18.5

Adjusted EBITDA income (loss)	$(15.8)	$78.4

(1)	The one-time costs in the fiscal fourth quarter relate to integration costs of $3.4 million partially offset by other additional adjustments.

A-1

C123456789 000004 ENDORSEMENT_LINE_ SACKPACK_ 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Your vote matters heres how to vote! You may vote online or by phone instead of mailing this card. Online Go to www.investorvote.com/KLXE or scan the QR code login details are located in the shaded bar below. Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/KLXE. 2021 Annual Meeting Proxy Card 1234 5678 9012 345 IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Vote on Proposal The Board of Directors unanimously recommends a vote FOR the nominees listed and FOR Proposal 2. For Withhold 1. To elect two Class III Directors, each for a term to expire at the 2024 Annual Meeting of the Stockholders and until his successor is duly elected or qualified: 01 - Corbin J. Robertson, Jr. 02 - Thomas P. McCaffrey 2. To ratify the appointment of Deloitte & Touche LLP to serve as the Companys independent auditor for the fiscal year ending January 31, 2022. For Against Abstain Note: To take action as appropriate upon such other matters that may be properly presented at the Annual Meeting or at any and all adjournments and postponements thereof. B Authorized Signatures This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) Please print date below. Signature 1 Please keep signature within the box. Signature 2 Please keep signature within the box. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND 1 UPX 50 4785 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 03G67C

The 2021 Annual Meeting of Stockholders of KLX Energy Services Holdings, Inc. will be held on June 8, 2021, beginning at 9:00 a.m. Central Time, virtually via the internet at www.meetingcenter.io/285361143. To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form. The password for this meeting is KLXE2021. Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/KLXE. IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.Proxy - KLX Energy Services Holdings, Inc.Notice of 2021 Annual Meeting of Stockholders - June 8, 2021 This proxy is solicited on behalf of the Board of Directors of KLX Energy Services Holdings, Inc. The above signed hereby constitutes and appoints Messrs. Christopher J. Baker and Max L. Bouthillette, or either of them, with full power of substitution each, proxies to vote and act at the Annual Meeting of Stockholders of KLX Energy Services Holdings, Inc. (the Company) to be held June 8, 2021 virtually via the internet at www.meetingcenter.io/285361143 and at any postponement or adjournment thereof (the Meeting), upon and with respect to the number of shares of Company common stock, par value $0.01 per share, that the above signed would be entitled to vote if personally present. The above signed hereby instructs such proxies, or their substitutes, to vote on those matters appearing on the reverse side of this proxy card as specified by the above signed and in such manner as the proxies may determine on any other matter that may come before the Meeting, all as indicated in the accompanying Proxy Statement, receipt of which is hereby acknowledged. All proxies previously given by the above signed in respect of the Meeting are hereby revoked. Unless otherwise specified in the boxes provided on the reverse side of this proxy card, the Proxy will be voted (1) FOR each of the nominees listed in Proposal 1 and (2) FOR Proposal 2 in the discretion of the named proxies as to any other matter that may properly come before the meeting. CONTINUED AND TO BE VOTED ON REVERSE SIDE C Non-Voting Items Change of Address Please print new address below. Comments Please print your comments below. If voting by mail, you must complete sections A - C on both sides of this card.